            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                              SEPTEMBER 11, 2000

                        REGISTRATION NO. _____________

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   FORM SB-2

                            REGISTRATION STATEMENT


                       UNDER THE SECURITIES ACT OF 1933
                       --------------------------------
                     PARADIGM ADVANCED TECHNOLOGIES, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           DELAWARE                  7381                0001009781
     (STATE OR OTHER          (PRIMARY STANDARD       (I.R.S. EMPLOYER
       JURISDICTION OF             INDUSTRIAL         IDENTIFICATION NO.)
      INCORPORATION OR         CLASSIFICATION CODE
        ORGANIZATION)               NUMBER)

      EDUARDO GUENDELMAN                  CHIEF EXECUTIVE OFFICER
      25 LEEK CRESCENT                    PARADIGM ADVANCED TECHNOLOGIES, INC.
      RICHMOND HILL, ONT L4B 4B3
      (905) 707-2158

                      (NAME, ADDRESS AND TELEPHONE NUMBER
                     INCLUDING AREA CODE, OF REGISTRANT'S
                         PRINCIPAL EXECUTIVE OFFICER)

      EDUARDO GUENDELMAN,                 CHIEF EXECUTIVE OFFICER
      25 LEEK CRESCENT                    PARADIGM ADVANCED TECHNOLOGIES, INC.
      RICHMOND HILL, ONT L4B 4B3
      (905) 707-2158

                     (NAME, ADDRESS AND TELEPHONE NUMBER,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

GEOFFREY T. CHALMERS, ESQ.                AARON S. GRUBNER, ESQ.
33 BROAD STREET                           MINDEN, GROSS, GRAFSTEIN & GREENSTEIN
SUITE 1100                                111 RICHMOND STREET W, SUITE 600
BOSTON, MA 02109                          TORONTO, ONT, CANADA M5H2H5
TELEPHONE: (617) 523-1960                 TELEPHONE: (416) 362-3711
FACSIMILE: (617) 227-3709                 FACSIMILE: (416) 864-1099

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                     Proposed Maximum    Proposed Maximum     Proposed Maximum   Amount
Title of Each Class of Securities        Amount          Offering Price Per   Aggregate           of
                                     To Be Registered    Share(1)             Offering Price     Fee(2)
                                     ================    =======              ================   ======
Common Stock                          40,000,000          $3.00                $120,000,000      $31,680

(1) This registration statement covers (i) 11,201,651 shares offered from time to time by the Company and (ii) 28,798,349 shares which may be offered from time to time by Selling Shareholders. See "Selling Shareholders" in the Prospectus. In accordance with Rule 416 and Rule 457 of the Rules of the Commission under the Securities Act of 1933 this registration statement also converts and indeterminate number of shares to be issued by the Company in compliance with anti-dilution and similar adjustment provisions covering shares of common stock issued or to be issued by the Company pursuant to options, warrants, conversion or similar agreements

(2) Based on the last sales price of the Company's Common Stock as quoted on the NASD OTC Bulletin Board on September 8, 2000, as estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              September 11, 2000

                     PARADIGM ADVANCED TECHNOLOGIES, INC.


                    UP TO 40,000,000 SHARES OF COMMON STOCK

This Prospectus covers an offering from time to time of up to 40,000,000 shares of Common Stock, par value $.0001 per share ( the "Shares" ), of Paradigm Advanced Technologies, Inc, a Delaware corporation ("Paradigm " or the "Company"). The Company's Common Stock is quoted on the NASD OTC Bulletin Board under the symbol "PRAV." On September 8, 2000 , the last reported sale price of the Company's Common Stock was $3.00 per share.

Up to 28,798,349 of the Shares are being sold by the Selling Shareholders listed in the Selling Stockholders table beginning on Page 32. This includes Shares currently outstanding plus Shares obtainable by Selling Shareholders on the conversion of convertible securities or the exercise of warrants or options. The balance of 11,201,651 Shares is offered by the Company. Certain Selling Shareholders listing an aggregate of 10,236,290 Shares for sale have agreed to refrain from offering their Shares until 90 days after the date of this Prospectus. Otherwise, Selling Shareholders may sell their Shares at any time at any price, directly or through one or more broker dealers, who may receive compensation through commissions, discounts or concessions. The Selling Shareholders and such broker dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any such commissions, discounts or concessions may be deemed to be underwriting compensation. The Company will not receive any proceeds from the sale of the Shares by Selling Shareholders except for proceeds received from the exercise of warrants and options. See The Offering. Selling Shareholders and Plan of Distribution.

See Risk Factors beginning on Page 14 for a discussion of certain factors that should be considered before investing.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF

               The Date of this Prospectus is September 11, 2000

                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the Debentures thereto, appearing elsewhere in this Prospectus. All references to "Paradigm" refer to Paradigm Advanced Technologies, Inc. and its subsidiaries.

Paradigm Advanced Technologies, Inc. (the "Company") is a technology development company incorporated in Delaware on January 12, 1996. The Company has certain rights to proprietary technology in location based electronic commerce ("L-commerce"). The Company provides complete location based commerce solutions using a proprietary system architecture that includes mobile units that integrate global positioning system (GPS) receivers along with wireless cellular transceivers, as well as tracking servers.

The Company has a threefold strategy: (1) developing, securing and acquiring related intellectual property, (2) developing L-commerce products and solutions and (3) acquiring companies with complementary technology and businesses.

The Company holds the rights of a patent (the "PLU Patent") that covers the apparatus and method of transmitting satellite position system signals (including GPS and other satellite-based navigation systems) over a cellular network to a base unit. The system provides latitude, longitude information remotely to the base unit display. See PLU Patent.

The PLU Patent is a process patent for a system which includes the design for a small hand held receiver for signals from a GPS satellite and timing and computing circuits to provide location information signals. The hand held unit also includes a transmitter to a cellular telephone network, connected to the base unit computational system and display. The location of an individual or object can thus be determined at the remote station through the use of the cellular telephone network.

The Company was formerly the exclusive licensing agent for the PLU patent, but on September 6, 2000 announced that it had acquired the rights to the PLU Patent, previously held by Eastern Investments, LLC. The Company licenses companies operating under the PLU system and announced the signing of its first license in April, 2000 and another licensing agreement in June 2000. As a result of the acquisition of the rights to the patent, the Company plans to increase its licensing activities.

On March 28, 2000 the Company acquired all the outstanding shares of PowerLOC Technologies, Inc.(www.powerloc.com), a research and development company with proprietary technology in wireless communications and GPS (the "PowerLOC technology). PowerLOC has built a novel L-commerce system architecture (L-BIZ
(TM)) and a family of low-cost wireless devices. Along with this acquisition came all the shares of PowerPoint Micro Systems, Inc (www.powerpoint-inc.com), since 1992 engaged in worldwide systems integration projects. 4,475,000 shares of Common stock issued in the PowerLOC/PowerPoint acquisition are being offered pursuant to this Prospectus. See Selling Shareholders.

The PowerLOC system is designed to provide miniature, inexpensive portable locator devices ("Mobiles") which connect to base tracking units ("Trackers"). The PowerLOC GPS is designed to locate targets with accuracy and to provide detailed information about the Mobile user through the Internet almost instantaneously.

On April 25, 2000 the Company announced a strategic alliance with Compugen Systems Ltd. of Richmond Hill, Ontario (www.compugen.com). Compugen is Canada's third largest systems integration company with annual sales exceeding $270 million and over 500 employees in 8 offices across the country. Under the arrangement, Compugen provides the Company with office, as well as with technical, sales, administration and marketing support services. As part of this alliance, Compugen formed a new division: Compugen Mobile Solutions which became PowerLOC's first authorized Location Service Provider, being granted a non-exclusive marketing and distribution right for certain products and marketing segments as well as for certain geographical territories. See Properties and Certain Transactions.

The Company does not own and currently does not have any intentions to acquire a manufacturing or assembly plant or any significant equipment, as the Company plans to subcontract its manufacturing activities. The Company has hired a qualified team of hardware, firmware, and DSP engineers as well as a team of qualified and experienced software programmers who are jointly participating in the research and development efforts of the company. As well, the company hired a sales and marketing team consisting of seasoned professionals experience in the wireless industry. The Company plans to hire additional technical, sales and administrative employees prior to December 2000 and is also considering the acquisition of companies or businesses with complementary technologies.

The Company has recorded no revenues from its operations over the past 2 years. The Company expects to develop revenues from licensing and from the sale of its GPS tracking solutions in the near future.

                          FORWARD-LOOKING INFORMATION

This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," "should" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the operations, results of operations, liquidity and growth strategy of the Company, including competitive factors and pricing pressures, changes in legal and regulatory requirements, interest rate fluctuations, and general economic conditions, as well as other factors described in this Prospectus. Should one or more of the risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

                                 THE OFFERING

The Offering is composed of shares of Common Stock offered from time to time by the Company in connection with a recent financing ( see Interim Financing below ) and shares offered by certain Selling Shareholders. The offering price for the Shares of Common Stock offered pursuant to this Prospectus is the average sales price for the Common Stock on the OTCBB for the trading day immediately preceding the date of offer. There can be no assurance that the prices at which the Common Stock will trade in the public market following a particular offer will not be lower than the price at which offered.


Offered by the Company                     11,201,651

Offered By Selling Shareholders(1)         28,798,349
                                           ----------

Total                                      40,000,000

Outstanding July 31, 2000                  59,857,816
                                           ----------

To be outstanding after the Offering(2)    85,810,467

Use of Proceeds                                          See "Use of Proceeds"

OTCBB Symbol                                             PRAV

(1) Includes (a) 14,047,349 shares already issued and (b) an estimated 14,751,000 shares to be issued pursuant to conversion, option, warrant and other rights to which the Company is committed. See Selling Shareholders. (3) Assuming all shares offered hereby are sold. Excludes (a) 37,255,000 shares of Common Stock subject to stock options issued to employees with an exercise price averaging $.05 per share and (b) 17,892,500 warrants with an exercise price averaging $.40 per share.


                                USE OF PROCEEDS

The estimated net proceeds to the Company from the sale of its Common Stock will be $35,132,272 assuming all the securities to be issued by the Company pursuant to this Prospectus are sold. See Dilution. The following table demonstrates the intended application of the proceeds available from this Offering.

Intended Use                            Offering Percent

Research and Development                      20%
Working Capital                               60%
Acquisitions                                  20%
                                              ---

Total                                         100%

The Company believes that the proceeds of this Offering together with the interim financing and funds generated from operations will meet the Company's anticipated funding needs at least for the next twelve months.

                               THE COMMON STOCK

On April 12, 1996, the common stock of the Company was approved for trading on the NASDAQ-OTC Electronic Bulletin Board under the symbol "PRAV." Prior to that date, there was no public market for the Company's Common Stock. The following table sets forth the range of high and low closing representative bid prices for the Company's Common Stock for each quarterly period indicated (as reported by NASDAQ), which represent inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions:


Fiscal Year Ended December 31, 1998.                    High Bid  Low Bid
                                                        --------  -------

  First Quarter.......................                   $0.172   $0.047
  Second Quarter......................                   $0.078   $0.031
  Third Quarter.......................                   $0.188   $0.047
  Fourth Quarter......................                   $0.141   $0.047

Fiscal Year Ended December 31, 1999                      $0.094   $0.047
  First Quarter.......................                   $0.063   $0.031
  Second Quarter......................                   $0.063   $0.031
  Third Quarter.......................                   $0.078   $0.016
  Fourth Quarter......................

Current Fiscal Year                                      $4.375   $0.030
  First Quarter.......................                   $3.490   $1.410
  Second Quarter......................

    As of July 31, 2000, there were 135 holders of record of the Company's common stock. The Company has never declared or paid a cash dividend on its capital stock and does not expect to pay cash dividends on the Common Stock in the foreseeable future. The Company currently intends to retain its earnings, if any, for use in its business. Any dividends declared in the future will be at the discretion of the Board of Directors and subject to restrictions that may be imposed by the Company's lenders.

The Company had Convertible Promissory Notes in the amount of $145,000 outstanding as of June 30, 2000. The Notes are convertible into Common Stock at rates of $.02-$.05 per share. $25,000 of the Notes was due and payable on December 31, 1999 and is the subject of a dispute. The balance of $120,000 is payable this year.

                                  THE COMPANY

Paradigm Advanced Technologies, Inc. (the "Company") is a technology development company incorporated in Delaware on January 12, 1996 formed to capitalize on the demand for digital image and interactive global positioning system ("GPS") tracking technology in North America, South America, Europe and Asia. The Company' prime focus is the development of wireless-location enabling technologies and services.

The Company's principal executive offices are located at 25 Leek Crescent, Richmond Hill, Ontario, Canada L4B4B3. Its telephone number is (905) 707-2172.

The Company's website is www.powerloc.com.
------------------------------------------

Until September 6, 2000, the Company acted under an Agency Agreement dated June 10, 1998 whereby the Company became the exclusive licensing agent for a patent covering wireless portable locating units (the "PLU Patent"), US Patent No. 5,043,736. The PLU Patent covers the apparatus and method of transmitting satellite positioning system signals (such as GPS and any other satellite based navigation network) over a cellular network to a base unit. The PLU Patent, valid until the year 2011, was re-examined in 1994 (Re- examination Certificate No. B1 5,043,736). Under this Agency Agreement, as amended, the Company has paid a total of $95,000 in cash and issued a total of 1,536,290 shares of its Common Stock and 650,000 stock options to the principal, Eastern Investments, LLC. Of these shares and options, 1,736,290 shares and options are being sold pursuant to this Prospectus. See Selling Shareholders.

On September 6, 2000 the Company acquired the exclusive license to the PLU Patent, previously owned by Eastern Investments, LLC. Under the agreement as modified the Company acquired the license in exchange for 4,000,000 shares of Common Stock subject to a lock-up agreement. An additional 4,200,000 shares of Common Stock were issued to Eastern Investments, LLC at a price of $2.05 per share. The latter shares will be held in a trust account and Eastern Investments, LLC will pay for these shares as and when they are sold. 6,200,000 common shares including the shares held in trust are being sold pursuant to this Prospectus. See Selling Shareholders. According to the lock-up agreement, Eastern Investments, LLC will be allowed to sell up to 300,000 shares per month during the period ending September 6, 2001.

On March 28, 2000 the Company acquired all the outstanding shares of PowerLOC Technologies, Inc.(www.powerloc.com), a research and development company with a novel L-commerce system architecture (L-BIZ (TM)) and a family of low-cost wireless devices. Along with this acquisition came all the shares of PowerPoint Micro Systems, Inc (www.powerpoint-inc.com), since 1992 engaged in worldwide systems integration projects. The Company issued 3,650,000 shares of Common Stock and 1,350,000 exchangeable share options in connection with the acquisition of which 4,475,000 shares and options are being sold pursuant to this Prospectus. See Selling Shareholders.

The Company plans to enter into a strategic alliance with Pangea Petroleum Corporation ("Pangea"), whereby the companies will create a joint venture ("JV") to be owned 50% by the Company and 50% by Pangea. The intent of this alliance is to establish an "incubator" facility for new technologies. As part of this arrangement, the Company expects at a closing scheduled for on or before October, 2000 to issue to the JV 7,500,000 shares of Common Stock and 12,500,000 warrants, all of which will be restricted securities not sold pursuant to this Prospectus. As consideration for these securities Pangea will (1) issue a warrant covering 12.5 million shares of Pangea common stock to the JV, (2) provide consulting and public relations services to the Company and (3) transfer to the JV its interests in WorldLink USA, a development stage company wholly owned by Pangea that owns video streaming technology and a library of concerts for broadcast over the Internet. Jacob International, an affiliate of Pangea, has a relationship with the Company pursuant to which it receives fees, including common shares, for certain management consulting services relating to corporate financing activities. See Certain Transactions.

Global Positioning Systems (GPS)

Precise determination of locations both on and above the earth's surface is a fundamental requirement in many applications. For example, position data is used for navigation on land, sea and air, and for tracking vehicles, cargo and individuals. The communications industry is now able to provide accurate data through one or more global positioning systems (GPS). The US GPS is a system of 27 orbiting Navstar satellites established and funded by the U.S. Government. On April 27, 1995, the US GPS was declared by the U.S. Air Force Space Command to have achieved full operational capability. GPS can complement or replace many other forms of electronic navigation and position data systems. GPS offers major advantages over prior technologies in terms of ease of use, precision, and accuracy, with worldwide coverage. A typical GPS uses a triangulation technique that precisely measures distances from three or more Navstar satellites. The satellites continuously transmit precisely timed radio signals using extremely accurate atomic clocks. A GPS receiver calculates distances from the satellites in view by determining the travel time of a signal from the satellite to the receiver. The receiver then triangulates its position using its known distance from various satellites. Under normal circumstances, a current stand-alone GPS receiver is able to calculate its position at any point on earth, in the earth's atmosphere, or in lower earth orbit, to within 100 meters, 24 hours a day. When a GPS receiver is coupled with a reference receiver with known precise position, accuracies of less than ten centimeters are possible.

The usefulness of GPS is dependent upon the locations of the receiver and the GPS satellites that are above the horizon at any given time. The current deployment of 27 satellites permits three-dimensional worldwide coverage 24 hours a day. However, reception of GPS signals typically requires line-of-sight visibility between the Navstar satellites and the receiver, which can be blocked by buildings, hills and dense foliage. Generally, optimal signal reception requires that each satellite be above the horizon, and the receiver have a line of sight to at least three satellites in order to determine its location in two dimensions--latitude and longitude. The accuracy of GPS may also be limited by distortion of GPS signals from ionospheric and other atmospheric conditions, and until lately was distorted by signal interference or Selective Availability ("SA"). Selective Availability, which was until lately the largest component of GPS distortion, was controlled by the U.S. Department of Defense and was activated, for intentional system-wide degradation of stand-alone GPS accuracy from approximately 25 to 100 meters. The U.S. government announced in 2000 that Selective Availability would be discontinued.

The Company's GPS uses client-server system architecture and proprietary mathematical algorithms to minimize traditional line-of-sight limitations on reception of Navstar signals. The company does this by increasing system sensitivity and computation accuracy and minimizing the effect of certain factors which cause location errors.

The Company believes that the market for GPS technology is poised for significant growth. The FCC has required wireless carriers to implement emergency 911 service. Phase I of the FCC's E911 rules requires that a dialable number accompany each 911 call, which allows the Public Safety Answering Point
(PSAP) dispatcher to call back if the call is disconnected or to obtain additional information. It also gives the dispatcher the location at the cell site that received the call as a rough indication of the caller's location. Phase II of the FCC's wireless 911 rules allows the dispatcher to know more precisely where the caller is located, a capability called Automatic Location Identification ( ALI) . These rules, subject to certain conditions, are scheduled to be phased in between October 1, 2001 and December 31, 2004. The Company believes that these rules are likely to increase demand for its GPS technology.

Business Strategy

The Company now has the capability to build an encompassing L-business technology and to develop the products to use it. The Company plans to do this by 1) developing, securing and acquiring related intellectual property, (2) developing L-commerce products and solutions and (3) acquiring companies.

The key steps in achieving these objectives are as follows:

   License other parties using the process covered by the PLU Patent; Develop the system architecture and the PowerLOC product line; Identify target markets for PowerLOC products; Explore new product opportunities; and Pursue alliances with business partners.

In furtherance of these objectives, the Company's PowerLOC division is currently developing a series of small, low cost, battery operated wireless appliances that includes a GPS and a wireless transceiver which is used as a tracking product for certain vertical markets such as:

   Vehicle Location Devices, Health Care ( e.g. Alzheimer's patients ) Transportation and Supply Chain Logistics, Asset Management, Pet and Animal Location, Telematics


The PLU Patent.
--------------

The PLU Patent (US Patent # 5,043,736) was granted in 1991 and reexamined in 1994 (Reexamination Certificate # B1 5,043,736). As a result of the reexamination, the number of claims covered by the PLU Patent was increased from four to six. The PLU Patent has been issued in the United States and Australia and upheld in the U.S. The PLU Patent is pending in Canada and Japan.

The PLU patent covers a global positioning system especially adapted for use by an individual or object that includes a portable remote unit and a base information display unit. The portable remote unit includes a radio frequency
(RF) receiver circuit for use with a satellite navigation system, a digital signal processor for analyzing coded signals, a cellular phone modem circuits for transmitting encoded signals to the base unit and a time of day clock. The base unit includes a computational system for decoding position data and a visual display device for presenting remote and map coordinates. The location of an individual or object can thus be determined at the remote station through the use of the cellular telephone network.

In commenting on the prior art the PLU patent states:

"The units described in the prior art are complex in operation and do not utilize available cellular telephone technology. The present invention overcomes problems of the prior art by providing a non-complex portable hand-held unit that has cross country capability and versatility for use as a regular cellular telephone in conjunction with a precise navigational locating system that can be conveniently and easily carried for transmission and display of position information at a base location."

License to Eastern Investments, LLC. ("Eastern")
------------------------------------------------

The PLU Patent, along with complementary Australian, pending Canadian and pending Japanese applications, is owned by BI Incorporated ( BI), a Colorado corporation. On June 22, 1998 BI licensed the PLU patent rights to Eastern . The license is for the term of the PLU Patent and other patents and grants an exclusive irrevocable worldwide license, with rights to sublicense, to manufacture, use, market and sell all apparatus, products, processes, methods and services that are covered by the claims of the PLU Patent except all uses in connection with criminal justice, penal systems, behavioral correction, parole, pretrial confinement or court ordered uses, including locating, monitoring and tracking persons, vehicles and property. The license is nonexclusive for any product, process or service used by a police agency to track police personnel and vehicles and property used by police personnel.

Agency Agreement.
----------------

Under the June 10, 1998 Agency Agreement, which has now become terminated as Paradigm acquired the PLU Patent Rights from Eastern, , the Company had an exclusive world wide agency agreement with Eastern. Under the Agreement the Company received as an agency fee a percentage of license revenues obtained from the licenses it signs. The Company has so far obtained two licenses. Under the Agency Agreement the Company has paid Eastern $95,000 in cash and issued 1,536,290 shares of its Common Stock 650,000 stock options, of which 1,736,290 Common Stock and options are required to be registered for sale to the public and are included for sale under this Prospectus. See Selling Shareholders. . With the acquisition of the Rights to the PLU Patent by Paradigm from Eastern on September 6, 2000, the Agency Rights have been terminated.

Acquisition
-----------

On September 6, 2000 the Company announced that it had acquired the exclusive license from the current license holder Eastern Investments, LLC for 4,000,000 shares of its Common Stock. An additional 4,200,000 shares were sold to Eastern at a share price of $2.05 per share. The latter shares are being held in a trust account and will be paid for upon the sale of the common shares. 6,200,000 of the common shares including the shares held in trust, are included for sale pursuant to this Prospectus. See Selling Shareholders.

PowerLOC Acquisition
--------------------

On March 29, 2000, the Company completed the acquisition of PowerLOC Technologies, Inc. ("PowerLOC") and Power Point Micro Systems Inc. ("Power Point"). PowerLOC is a research and development company that has developed a low-cost, miniature mobile-location GPS that transmits position to a base station through existing personal communication system(PCS), pager or cellular phone wireless networks. Power Point is an international telecommunications consulting firm specializing in wireless and wireline, voice and data systems integration. Since its incorporation in 1992, and, in partnership with leading carriers and network equipment manufacturers, Power Point designed and deployed numerous telecom and datacom networks in several countries.

On July 6, 2000 PowerLOC signed a development and product sale agreement with ItrackPets, Inc.(iTP), an Oregon corporation, to produce and sell pet tracking units utilizing the PowerLOC technology. PowerLOC is to provide iTP prototype Mobile units plus a Tracker and web portal. Once these are completed and accepted by iTP, a first order for 10,000 units is expected be placed by iTP. iTP has initially deposited $100,000 under the contract and the development process is now under way.

The PowerLOC Division is developing a GPS based on proprietary 3-tier architecture. This consists of (1) wireless portable mobile devices ("Mobiles")
(2) a location service provider (LSP) server or L-tracker ("Tracker") and (3) client geographic information system (GIS) software.

The Company has licensed its integrated L-commerce architecture (also referred to as location business technology or L-BIZtm), its wireless portable mobile devices, trackers and components of the same to original equipment manufacturers
(OEM) which may include cellular telephones, pagers and personal digital assistant manufacturers. In the mobile units, the GPS equipment will collect data from several satellites, and will use it to calculate its exact position, altitude and velocity of each particular Mobile. This data will then be transmitted from the wireless network to the Tracker which will in turn send the exact location and status of each Mobile to the provider's dispatching centers or monitoring stations via the Internet.


Mobiles.
---------

The following Mobile models are currently under development:

   VLD-101 - a vehicle location device (vehicle location and repossession) VLD-103 - fleet management and tracking device
   PLD-101 - personal location device for the health care industry
   ALD-101 - animal tracking device

   These "first generation" products will be approximately 3 1/2" x 2 1/2" x 1", including battery and antenna. The Mobiles will include three components: (1) GPS module, (2) Transceiver module, (3) Battery. The GPS module will include a chip-set whose main functions are to execute systems and network management and control functions; receive GPS data to compute the exact location; and format the data and to interface with the wireless transceiver module.

Tracker
-------

The Tracker is a carrier grade server, which in most cases will be located at the location service provider's (LSP's) site, that is connected to one or more wireless networks and to the Internet,. The tracker will receive and process data from up to 50,000 Mobiles, simultaneously. Clients will access data from the tracker, through the Internet. The Trackers under development are modular and scalable computer servers or server farms, which are based on an open architecture Their main features include:

   A central manager that handles all operational and configurable management functions;

   An advanced database engine that can track and report on up to 50,000 mobile in each server;

   A map server which can deploy the appropriate local map for the area where the mobile is located;

   A billing server that can export billing records to the provider's own systems and provide customer access to billing records;

   A short text-messaging server (SMS) for messaging and mail features;

   A mobile communications manager which controls activation and data flow to and from mobiles; and

   A client communications manager which handles communications between the client and the Tracker, encrypted for security and provides data compression to enhance performance.

   The Tracker's architecture is designed for multi-tasking. It can control multiple kinds of devices and users, both VLD and PLD and can be customized to integrate with the provider's own systems. The Company believes that its products and software solutions are ideally suited to serve the expanding market for wireless mobile GPS devices.


Client Software.
---------------

The client software, is the business application that runs at the client's site, to locate and track the asset, vehicle, person or animal carrying the mobile units. The software will be used, for example, by a taxi or truck fleet dispatcher, the pet owner and others. The Company will sell, distribute and support the client software through the worldwide web. Potential customers will be able to download the software and maps. The software will be a proprietary application designed to interface with mapping/GIS software to provide specific location data transmitted by a Mobile or other GPS tracking device.

Features include:

   Audible alarms and warnings triggered by location changes;

   Seamless integration with scheduling programs such as MS-Exchange(TM), MS-Outlook(TM), ACT(TM);

   Navigation planning Tracking history

Research Projects
-----------------

Before being acquired by Paradigm, on March 28, 2000, Power Point had applied for, and secured its first research and development grant from the Industrial Research Assistance Program (IRAP) of the National Research Council of Canada
(NRC). As a result of the success of this first project, Power Point applied for and obtained a second grant. Both research and development projects were related to the development of a proprietary GPS wireless appliance and a complete system solution.

After the acquisition of Power Point, PowerLOC applied for, and obtained two additional grants from the NRC/IRAP. The first research and development project, related to wireless network technologies, was successfully completed as on June, 2000. A second research and development project is underway.

Licensing and Sales Program
---------------------------

The Company expects to generate revenues by licensing companies who are using or plan to use the process covered by the PLU Patent. The Company is currently negotiating with a number of prospective licensees. In April, 2000 it signed its first license.

As one of the priorities the Company intends to license key wireless networks or carriers to become location service providers ("Providers") on a regional or vertical application basis. Through use of this technology the licensee Providers can provide local marketing solutions through their own web portals dedicated specifically to those solutions. Each new licensee Provider will purchase its own Tracker together with a supply of Mobiles and client software. Additional Modules and software may also be sold via retail and other outlets. The Company will obtain revenues from licensing the system plus sales of Trackers, Mobiles and software.

The Company through its PowerLOC subsidiary has announced a number of contracts over the past 2 months:

     On July 6, 2000 PowerLOC signed a development and product sale agreement with ItrackPets, Inc.(iTP), of Point Roberts, WA., to produce and sell pet tracking units utilizing the PowerLOC technology. iTP will offer pet owners a solution to track a lost pet using satellite surveillance, wireless communication, the Internet and a pet collar. The technology will not only notify the pet owner of their pet escaping its pre-set boundaries by immediately calling the owner's cell phone or pager, but it will also enable the owner to log onto the Internet and instantly discover the lost pet's location, leading to a swift rescue. PowerLOC is to provide iTP prototype Mobile units plus a Tracker and web portal. Once these are completed and accepted by iTP, a first order for 10,000 units is expected be placed by iTP. iTP has initially deposited $100,000 under the contract and the development process is now under way.

     On August 14, 2000 the Company announced it has executed a purchase and licensing agreement with Global Location Systems, Inc. (GLSI) of Los Angeles, CA. PowerLOC will provide GLSI its L-Biz (TM) advanced location technology solutions and products for GLSI and its dealers in the transport and mobile equipment markets. According the to the terms of this agreement, PowerLOC expects to ship to GLSI (US)$2.75 million worth of equipment and services during Q4/2000. This initial order is part of a five-year agreement, in which PowerLOC will provide products, technology and services which will assist GLSI in its goal of becoming the leading Location Service Provider (LSP), specializing in the automotive and transportation dealership network. As part of this agreement, Paradigm will sell and license its turnkey, (L-Biz (TM)) location-based solution to GLSI. This includes PowerLOC's customized vehicle locating devices and its TR101 Tracker, or LSP Server offering mapping, wireless network access, Internet connectivity and security, billing and other functions.

     On August 22, 2000 the Company announced that it had executed a purchase and exclusive licensing agreement with Special Circuits, Inc. ("SCI") (www.specialcircuits.com) of Atlanta, GA, an electronics contract manufacturer, to become a location service provider (LSP) offering PowerLOC's L-Biz(TM) wireless GPS location products and Internet-based service technology to targeted markets in the Southeastern United States. Delivery of the initial committed order is scheduled to commence in the fourth quarter of this year, and has a value (US)$1.7 million. The initial order represents only a small part of SCI's long term commitment for products and technology. The five-year license and marketing agreement provides SCI with cost effective location-based and tracking technology, which will allow them to provide these services to a range of transportation and personal applications markets in Georgia, Alabama, Florida, North Carolina, South Carolina, Louisiana and Mississippi. As part of the agreement, PowerLOC will build and brand for SCI mobile location tracking devices that utilize PowerLOC's L-Biz(TM) GPS navigation data and wireless technology. The devices will be targeted to the transportation and fleet markets and also the medical/health care industry.


     On August 26, 2000 the Company announced that it has executed a purchase and licensing agreement with Guardian Location Corp. of Chesapeake, VA.
Guardian will license a specialized version of PowerLOC's L-Biz advanced location technology and will purchase its mobile devices. The system will be used to provide a new generation of financial asset recovery services to leading financial institutions that provide consumer and business loans and leases secured by mobile assets. The initial part of this agreement is valued at
(US)$1.7 million. Guardian will deliver the solution through its network of over 30 distributors across the United States. Each distributor has established major clients in the financial services industry for asset recovery and Guardian has several major institutions eager to test and deploy this technology. According to the terms of the agreement, PowerLOC will begin delivery of the VLD-R1 mobile tracking devices to Guardian during Q4/00 and additional product in volume during the subsequent four years. Guardian, with its relationship with lenders, manufacturers, new and used car dealers and auto specialty shops is poised to provide a new solution for vehicle anti-theft.


Business Combinations, Dispositions and Strategic Alliances
-----------------------------------------------------------

The Company regularly considers the acquisition or development of new businesses and reviews the prospects of its existing businesses to determine whether any should be modified, or otherwise discontinued. The Company also considers and actively pursues strategic alliances with potential business partners.

The Company has entered into a number of  alliances include the following:

     On April 25, 2000 the Company announced a strategic alliance with Compugen Systems Ltd. of Richmond Hill, Ontario (www.compugen.com). Compugen is Canada's third largest systems integration company with annual sales exceeding $270 million and over 500 employees in 8 offices across the country. Under the arrangement, Compugen provides the Company with office, as well as with technical, sales, administration and marketing support services. As part of this alliance, Compugen formed a new division: Compugen Mobile Solutions which became PowerLOC's first authorized Location Service Provider, being granted a non-exclusive marketing and distribution right for certain products and marketing segments as well as for certain geographical territories. See Properties and Certain Transactions.


     On July 26, 2000 the Company through the PowerLOC division, announced that it had engaged The Next Market of Detroit, MI to identify opportunities in the automotive, aerospace and consumer markets and to develop and execute marketing and distribution strategies. The Next Market provides services to businesses launching new products, brands and technologies, seeking to develop new markets and expand their product offerings. The Next Market's principals have significant experience in the automotive and consumer electronics businesses as well as with in-vehicle-services

The Market
----------

The Company believes, that a large market exists in North America alone for L-commerce in general and for portable GPS locating devices in particular. Major segments include:

   Personal portable devices for medical patients, children and family members Transportation service locators (busses, taxis)
   Service industry locators (repair and delivery vehicles - UPS for example) Vehicle ID - stolen vehicle recovery, repossession, emergency locator device Hazardous monitoring (mobile gas and other dangerous containers)
   Animal and pet tracking I
   inventory and supply management (location, security).

   The Company is targeting the following major segments and developing the products and systems to service them:


Vehicle Locating Device (VLD) Prospects.
----------------------------------------

Based on news and industry reports the Company believes that there were over 1.2 million vehicles stolen in 1999 in North America and that over 1 million vehicles were repossessed. The Company hopes to interest major vehicle manufacturers in the Company's vehicle locating device VLD solutions as a means of reducing vehicle theft and making repossession easier.


Personal Locating Device (PLD) Prospects.
----------------------------------------


The Company envisions a security or utilization need for its PLD solutions. Individuals could acquire an iPL.mobile unit plus software at a retail or mail order source, load the software and ID information into their personal or office computer and log onto the website portal of the service provider to activate the device.


Animal PLDs.
-----------

A similar market exists for animal PLDs, on a more miniaturized basis.

Competition
-----------

The market for GPS-based VLD and PLD is relatively new. Most of the companies in this market of any size have been in the vehicle tracking market with relatively large, cumbersome and expensive devices and systems.

   There are four main categories of industry competitors:

   Automatic Vehicle Location (AVL) solutions providers serving commercial vehicle fleets.
   General AVL products and solutions providers for the non-commercial market. General GPS/radio device integration companies.
   New entries from mass-market cell phone manufacturers, mostly designed to utilize E911.

The solutions developed by the AVL technology providers such as @road, Fleetboss, Teletrac and others have been primarily based on a "two tier" architecture. This requires a dedicated server containing mapping, GPS and management software at the customer's control center. The customer pays retail level service fees for network access. The products and services are generally expensive and complex to install and maintain. Even the largest provider, Qualcomm Omnitrax, is believed by the Company to have only 320,000 trucks equipped out of the tens of millions on the road.

Other AVL providers take a "do it yourself" approach by providing the basic devices for AVL applications plus devices used by integrators, but have no unified systems management solution.

The newer entries in the VLD business are the automotive companies with their own built-in solutions. These include companies such as OnStar, a division of General Motors Corporation, @Track Communications, Inc. (a.k.a. HighwayMaster Communications, Inc.), ATX Technologies Inc., Trimble Navigation Limited, Rockwell International, and Qualcomm, Inc. In certain instances these companies provide additional services to the motorists, such as roadside and emergency operator assistance. Most of the current products use GPS receivers which are relatively large, heavy and require a significant amount of power. Some of these are susceptible to variances in the signal levels and do not perform well when there is no line of sight to the GPS satellites.

Due to the relatively high cost of installation and servicing, these devices are today primarily in use in "high end" vehicles. This has, in turn, sparked a demand for small, mobile "retrofit" devices that can communicate via the Internet.

One of the Company's competitors has developed a system that is similar to the PowerLOC products and a process that is similar to the process covered by the PLU Patent. A system solution PLU Patent by Snaptrack, a company which was recently purchased by Qualcomm, consists of a distributed processing concept that uses a base station to communicate with the mobile GPS in order to generate a location readout.

Regulatory Matters
------------------

As an equipment and systems supplier the Company is not directly regulated. To Company's knowledge, there are no existing or probable government regulations that will directly affect the Company's business. Many of the Company's LSP customers are subject to regulation by national, state and local communications, public utility and other licensing and regulatory authorities, as are the carriers with whom the LSPs interconnect. Many of the regulations have to do with the configuration, signal strength of equipment and systems in use. To the extent needed by LSP customers and other users, the Company is able to configure its equipment and systems so as to be compliant with the regulatory requirements.

Employees
---------

The Company has hired sales executives, program and product managers, and a chief technical officer as well as a research and development team consisting of several experts in hardware, digital signal processor, micro-processor embedded systems, radio frequency and software design. The company had twenty full time employees at August 31, 2000 who were providing research and development, technical, sales and administrative services to the Company. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has a positive relationship with its employees.

Properties
----------

The Company's executive offices are located in over 3000 square feet of office Space at 25 Leek Crescent, Richmond Hill, Ontario, Canada, which is sub-leased by the Company from Compugen Systems Ltd. on a monthly basis at an agreed upon rental rate. On April 25, 2000 the Company announced a strategic alliance with Compugen Systems Ltd. of Richmond Hill, Ontario to distribute and license the PowerLOC products. See below under "Certain Transactions."

The Company is currently hiring new employees and plans to move to larger office space in the near future. The Company plans on subcontracting manufacturing and parts of its development and believes that it will be able to find suitable facilities when required. The Company is in the process of obtaining protection for the PowerLOC technology through patent applications and related filings.

                                 RISK FACTORS

In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. Each of the following factors may have a material adverse effect on the Company's operations, financial results, financial condition, liquidity, market valuation or market liquidity in future periods.

Development Stage Company
-------------------------

The Company is a development stage company without any operating history upon which an investor can evaluate its business and prospects. Investors must consider the risks and uncertainties frequently encountered by early stage companies like the Company in a new and evolving market, such as GPS tracking and L-commerce. If the Company is unsuccessful in addressing these risks and uncertainties, the Company's business will be seriously harmed.

The Company began operations in 1996 and has experienced losses from operations since inception. The Company anticipates that it will incur a net loss in the year 2000. The Company will continue to incur substantial costs related to its continued growth. There can be no assurance that the Company will achieve targeted levels of growth or profitability in the future. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

Dependence on Intellectual Property Rights
------------------------------------------

The Company's success is partly dependent on its intellectual property rights. Effective protection may not be available for these rights. There can be no assurance that the PLU Patent will provide adequate protection for the underlying technology or that the license will permit the Company to fully execute its plans to develop that technology. In addition, there have been no applications to protect PowerLOC's technology. While the Company does plan to make such applications there is no assurance that they will be granted or that the cost and timing of such applications will not prove to be too costly for the Company or delay their effectiveness if they are ever granted.

Any inability to adequately protect its rights under the PLU Patent and PowerLOC's technology could seriously harm the Company's business. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could negatively affect the Company's business.

The Company has a limited number of products in development. Developing additional products requires a substantial investment of time and money. Therefore, the Company does not expect to be in a position to sell additional products in the foreseeable future. As a result, the Company's success is largely dependent on generating licensing revenue and successfully completing development of, and marketing the PowerLOC products. If the Company is not successful in generating licensing revenue or in marketing the PowerLOC products, the Company's business will be seriously harmed.

Limited Capital Resources
-------------------------

The Company has experienced recurring losses from operations since its inception and has limited resources. The Company has historically relied upon equity and debt financings to fund its operations because its internally generated cash flows from operations have historically been, and continue to be, insufficient for its cash needs. Because of its limited resources, the viability of the Company is dependent upon its ability to quickly raise sufficient capital to meet its cash requirements. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the accompanying Independent Auditors' Report states that the Company has incurred significant losses in the past and continues to have negative working capital and that these conditions can cause doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is in the process of attempting to raise additional capital through interim financing. See Interim Financing above. Since commencing these efforts in February 2000, the Company has managed to raise over $ 4,000,000. There is no assurance that the Company will be successful in obtaining the funds it needs to continue.

Potential Reduction in Research and Development
-----------------------------------------------

The Company may be required to delay, reduce or eliminate some or all of our research and development activities or sales and marketing efforts if we fail to obtain additional funding that may be required to satisfy our future capital expenditure needs.

The Company plans to continue to spend substantial funds to continue its research and development activities and to expand sales and marketing efforts. Future liquidity and capital requirements will depend upon numerous factors, including actions relating to the cost and timing of research and development and sales and marketing activities, the extent to which PowerLOC products gain market acceptance and competitive developments. Any additional required financing may not be available on satisfactory terms, if at all. If the Company is unable to obtain financing, it may be required to delay, reduce or eliminate some or all of its research and development activities or sales and marketing efforts.

Integration of Acquisitions and Alliances
-----------------------------------------

A material element of the Company's growth strategy is to expand its existing business through strategic acquisitions. While the Company continuously evaluates opportunities to make strategic acquisitions, it has no present commitments or agreements with respect to any material acquisitions. There can be no assurance that the Company will be able to identify and acquire such companies or that it will be able to successfully integrate the operations of any company it acquires. Further, any acquisition may initially have an adverse effect upon the Company's results while the acquired business is adapting to the Company's management and operating practices. There can be no assurance that the Company's personnel, systems, procedures, and controls will be adequate to support the Company's growth. In addition, there can be no assurance that the Company will be able to establish, maintain or increase profitability of an entity once it has been acquired. There can be no assurance that the Company will be able to obtain adequate financing for any acquisition, or that, if available, such financing will be on terms acceptable to the Company. See "The Company."

The Company may be unsuccessful in integrating acquired products and businesses. The Company is continuously evaluating alliances and external investments in technologies related to its business, and has already entered into certain strategic alliances and has formed strategic partnerships with GPS related technology companies. Acquisitions of companies, divisions of companies, or products and alliances and strategic investments entail numerous risks, including:

 . the potential inability to successfully integrate acquired operations and products or to realize anticipated synergies, economies of scale, or other value;

 . diversion of management's attention;

 . loss of key employees of acquired operations; and

 . inability to recover strategic investments in development stage entities.

Any such problems could seriously harm the Company's business. No assurances can be given that the Company will not incur problems from current or future alliances, acquisitions, or investments. Furthermore, there can be no assurance that the Company will realize value from any such strategic alliances, acquisitions, or investments.

The joint venture that would be formed as a result of the Pangea alliance is expected to compete in the Internet broadcasting business. This business involves rapidly changing technology and the Company's management team has limited experience in the Internet broadcasting field. The anticipated benefits of the Pangea arrangement may not materialize.

Highly Competitive Business
---------------------------

The Company believes that competition in the telecommunications industry in general, and in the new and existing markets served by the Company in particular, is intense and likely to increase substantially. The Company's ability to compete successfully in the future will depend on several factors, including:

 . the cost effectiveness, quality, price, service and market acceptance of the Company's products;

 . its response to the entry of new competitors or the introduction of new products by the Company's competitors;

 . its ability to keep pace with changing technology and customer requirements;

 . the timely development or acquisition of new or enhanced products; and

 . the timing of new product introductions by the Company or its competitors.

 The Company believes that its primary competitors are OnStar, a division of General Motors Corporation, @Track Communications, Inc. (a.k.a. HighwayMaster Communications, Inc.), ATX Technologies Inc. and Trimble Navigation Limited. Many of the Company's competitors or potential competitors are more established than the Company and have greater financial, manufacturing, technical and marketing resources. Furthermore, the Company expects its competitors to continually improve their design and manufacturing capabilities and to introduce new products and services with enhanced performance characteristics and/or lower prices. This competitive environment could result in significant price reductions or the loss of orders from potential customers which could seriously harm the Company's business.

 Dependence on Key Personnel
 ---------------------------

The Company's success is largely dependent on the skills, experience and performance of certain key members of its management, including particularly the Company's Chief Executive Officer and President of Paradigm. The loss of the services of any key employee could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows. The Company has entered into employment contracts with Mr. David Kerzner, Mr. Eduardo Guendelman and Mr. Selwyn Wener, but the Company has not entered into employment agreements with any of its other employees. Such employment agreements are terminable only upon death, disability or for cause, including resignation. Upon termination for any reason other than disability or for cause, the executive is entitled to severance pay. The Company's future success and plans for growth also depend on its ability to attract, train and retain skilled personnel in all areas of its business. See "Management."

Adverse Effects of Large Stock Issuances
----------------------------------------

As of June 30, 2000, the Company has 54,193,361 outstanding shares of common stock, 27,196,000 outstanding options and 17,568,500 outstanding warrants. Except for (1) 25,351,266 shares of common stock (including 13,786,290 shares held by affiliates), and (2) all of the outstanding options and warrants, all of these securities are freely tradable. The holders of a majority of the remaining securities will be entitled to have the resale of their shares registered under the Securities Act of 1933, and such shares are expected to become freely tradable during the latter months of 2000. The Company's Common Stock price is vulnerable to potential sales by these shareholders of substantial amounts of Common Stock in the public market.

The arrangement with Pangea and World Link USA will dilute the ownership of the Company's existing stockholders. Based on the common shares outstanding as of June 30, 2000, the Company expects to issue over 12% of its common shares to the Pangea Joint Venture. In connection with this arrangement, the Company also expects to issue warrants to the Pangea Joint Venture for the purchase of the Company's Common Stock. This arrangement will dilute the percentage ownership held by the Company's stockholders when compared to such ownership prior to the arrangement.

No predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

Over-the-Counter Market; Penny Stock Trading Rules
--------------------------------------------------

The Common Stock is traded in the over-the-counter market and may be subject to the "penny stock" trading rules. The over-the-counter market is characterized as volatile in that securities traded in such market are subject to substantial and sudden price increases and decreases and at times price (bid and asked) information for such securities may not be available. In addition, when there is a limited number of market makers (a dealer holding itself out as ready to buy and sell the securities on a regular basis), there is a risk that the dealer or group of dealers may control the market in the security and set prices that are not based on competitive forces and the available offered price may be substantially below the quoted bid price.

The "penny stock" trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in such equity securities of the Company, including determination of the purchaser's investment suitability, delivery of certain information and disclosures to the purchaser, and receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction. Compliance with the "penny stock" trading rules affect or will affect the ability to resell the Common Stock by a holder principally because of the additional duties and responsibilities imposed upon the broker-dealers and salespersons recommending and effecting sale and purchase transactions in such securities. In addition, many broker dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the "penny stock" trading rules. Consequently, the "penny stock" trading rules may materially limit or restrict the number of potential purchasers of the Common Stock and the ability of a holder to resell the Company's equity securities. See "Selling."

Lack of Dividends
-----------------

The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain profits, if any, to fund growth and expansion. See "Dividend Policy."

Dilution
--------

The principal shareholders of the Company have acquired Common Stock at a cost per share that is significantly less than that at which the Company intends to sell the Common Stock in this Offering. Therefore, an investment in the Common Stock offered hereby will result in the investors experiencing immediate and substantial dilution in net tangible book value. See "Dilution."

                                DIVIDEND POLICY

The Company has no current plans to pay any future cash dividends on the Common Stock. Instead, the Company intends to retain all earnings, to support the Company's operations and future growth. The payment of any future dividends on the Common Stock will be determined by the Board of Directors based upon the Company's earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, business conditions and such other factors deemed relevant.

                                   DILUTION

As of June 30, 2000, the net tangible book value of the Company was ($256,000) or ($0.005) per share of Common Stock based on 54,193,361 shares then outstanding. Net tangible book value per share of the Company is the amount of its tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding.

Of the 40,000,000 shares offered by the Company hereunder, 14,047,349 are already issued and to be sold by Selling Shareholders. The balance of 25,952,651may be issued for an aggregate estimated consideration of $43,145,578 (net of $100,000 of offering expenses) or $.1.66 per share. After giving effect to these sales and the application of the net proceeds therefrom, the pro forma net tangible book value per share would increase, representing an immediate increase in net tangible book value to current holders of Common Stock, and an immediate dilution to new investors, as illustrated in the following table.

 Assumed Net Proceeds per share............................  $   1.66

 Net tangible book value per share before this Offering....   ($0.005)
 Increase per share attributable to new investors..........  $  0.54
                                                             --------

Adjusted net tangible book value per share after this
Offering.................................................  $   0.54
                                                           --------

Dilution per share to new investors......................  $   1.12
                                                           ========


The following table summarizes, as of June 30, 2000, the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing shareholders and the number of shares of Common Stock purchased from the Company and the total consideration paid by the new investors purchasing shares of Common Stock in this Offering, after deduction of the selling discounts and commissions and offering expenses payable by the Company:


                                                                         AVERAGE
                            SHARES PURCHASED     TOTAL CONSIDERATION       PER
                            NUMBER    PERCENT      AMOUNT     PERCENT     SHARE
                          ----------  --------  ------------  --------  ---------

Existing Shareholders...  54,193,361       68%    ($256,000)       0 %   ($0.005)
New Shareholders........  25,952,651       32%  $43,145,578     100.0%  $   1.66
                          ----------      ---   -----------     -----   --------

Total...................  80,146,012      100%  $42,889,578       100%  $   0.54
                          ==========      ===   ===========     =====   ========


                                CAPITALIZATION

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                         JUNE 30, 2000
                                                                         -------------

                                                                  ACTUAL          AS ADJUSTED
                                                                  ------          -----------
Loans Payable                                                $       349          $       349
                                                             -----------          -----------

SHAREHOLDER'S EQUITY:

Share Capital
Authorized: 100,000,000 Common Stock at $0.0001 par value

Issued and outstanding stock:
54,193,361 as of June 30, 2000                                    14,439               49,471
Common Share Purchase Options                                      7,360                7,360
Additional Paid in Capital                                           934                  934
Deficit                                                           (6,764)              (6,764)
                                                             -----------          -----------
Total Shareholders' Equity                                        15,969               51,001
                                                             -----------          -----------

Total Capitalization                                         $    16,318          $    51,350
                                                             ===========          ===========

     SUMMARY HISTORICAL AND PRO-FORMA FINANCIAL INFORMATION OF THE COMPANY



(IN THOUSANDS, EXCEPT SHARE DATA)

                                                               YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                                               -----------------------          -------------------------

                                                        ACTUAL           ACTUAL       PRO FORMA       ACTUAL        ACTUAL
                                                          1998             1999            2000         1999          2000
                                                          ----             ----            ----         ----          ----
Revenue
Sales Revenue                                          $    24          $     -         $     -      $     -       $     -
                                                  -------------------------------------------------------------------------

Operating Expenses

Selling, General and Administration                        549              420             816          229           816
Depreciation and Amortization                                3                3              27            2            27
Interest Expense                                           145              450             223          114           223
Write off of Investment in Subsidiary (Note 7)             930                -               -
                                                  -------------------------------------------------------------------------
Total Expenses                                           1,627              873           1,066          345         1,066
                                                  -------------------------------------------------------------------------

Loss for the period                                     (1,603)            (873)         (1,066)        (345)       (1,066)
                                                  =========================================================================

Loss per Share                                         $ (0.06)         $ (0.03)        $ (0.02)     $ (0.01)      $ (0.02)
                                                  =========================================================================

                                                          DECEMBER 31, 1999        JUNE 30,2000
                                                          -----------------        ------------
(DOLLARS IN THOUSANDS)
                                                        ACTUAL        PRO FORMA          ACTUAL
                                                        ------        ---------          ------
Cash and Cash Equivalents                              $     -          $     -         $   643
Total Current Assets                                       255              255             804
Intangible Assets                                          155           16,242          16,226

Total Indebtedness                                         553              873             349
Total Shareholders' Equity                                (904)          14,863          15,969

                     Paradigm Advanced Technologies, Inc.
                      Introduction To Unaudited Pro Forma
                       Consolidated Financial Statements

On March 29, 2000 Paradigm Advanced Technologies, Inc. ("Paradigm") consummated an agreement where it acquired 100% of the issued and outstanding shares of common stock of Power Point Micro Systems Inc. ("Power Point") and PowerLOC Technologies, Inc. ("PowerLOC") in exchange for $300,000 cash, 5,000,000 common stock (or approximately 10.6% of Paradigm's outstanding common shares), 4,166,666 stock options and $20,000 for expenses incurred on acquisition.

Paradigm and PowerLOC use December 31st for their fiscal year ends. Power Point used November 30th, for its fiscal year end. The accompanying unaudited pro forma consolidated balance sheet combines the historical unaudited balance sheets of Paradigm, Power Point and PowerLOC as of December 31, 1999 as if the acquisition of the 100% interest in Power Point and PowerLOC had been consummated on that date. The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 combines the historical audited consolidated statement of operations of Paradigm and Power Point and PowerLOC as if the acquisition had been consummated on January 1, 1999. The accompanying unaudited pro forma consolidated statement of operations for the six months ended June 30, 2000 combines the historical unaudited consolidated statement of operations of Paradigm, PowerLOC and Power Point for the six months ended June 30, 2000 as if the acquisition of Power Point and PowerLOC had been consummated as of January 1, 1999.

The accompanying unaudited pro forma consolidated financial statements are based on the assumptions and adjustments described in the accompanying notes which management believes are reasonable. The unaudited pro forma consolidated financial statements do not purport to represent what the consolidated financial position and results of operations actually would have been if the acquisitions referred to above had occurred as of the dates indicated instead of actual dates of consummation or what the financial position and results of operations would be for future periods. The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the audited and unaudited historical financial statements of Power Point and PowerLOC included elsewhere herein and the audited and unaudited financial statements of Paradigm included in its annual report on Form 10-KSB for the year ended December 31, 1999 and its quarterly report on Form 10-QSB for the six months ended June 30, 2000, previously filed with the Securities and Exchange Commission, which are incorporated herein by reference.

PARADIGM ADVANCED TECHNOLOGIES INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1999

                                              Paradigm                                             Historical
                                              Pro Forma        Pro Forma        -------------------------------------------------
                                             Consolidated      Adjustment         Paradigm          PowerLOC       Power Point
                                            --------------    ------------     -------------     -------------   ---------------
Assets
     Current Assets
         Miscellaneous Receivables          $        6,321    $          -     $       6,321     $           -   $             -
         Prepaids and deposits                     248,843               -           248,843                 -                 -
                                            --------------    ------------     -------------     -------------   ---------------
     Total Current Assets                          255,164               -           255,164                 -                 -

         Capital Assets                            161,805               -           161,805                 -                 -
         Technology                             16,086,665      16,086,665 (a)             -                 -                 -
                                            --------------    ------------     -------------     -------------   ---------------

     Total Assets                           $   16,503,634    $ 16,086,665     $     416,969     $           -   $             -
                                            ==============    ============     =============     =============   ===============
Liabilities
     Current Liabilities
         Bank indebtedness                  $      319,935    $    320,000 (a) $         (65)    $           -   $             -
         Accounts payable                          768,509               -           768,509                 -                 -
         Loans Payable                             552,504               -           552,504                 -                 -
                                            --------------    ------------     -------------     -------------   ---------------
     Total Liabilities                      $    1,640,948    $    320,000     $   1,320,948     $           -   $             -
                                            --------------    ------------     -------------     -------------   ---------------
Shareholders Equity
         Common Stock                       $   12,365,618    $  8,600,000 (a) $   3,765,618     $           -   $             -
         Common Share Purchase Options           7,362,573       7,166,665 (a)       195,908                 -                 -
         Additional paid in capital                832,399                           832,399
         Deficit                                (5,697,904)              -        (5,697,904)                -                 -
                                            --------------    ------------     -------------     -------------   ---------------

Total Shareholders' Equity                      14,862,686      15,766,665          (903,979)                -                 -
                                            --------------    ------------     -------------     -------------   ---------------

Total Liabilities & Shareholders' Equity    $   16,503,634    $ 16,086,665     $     416,969     $           -   $             -
                                            ==============    ============     =============     =============   ===============

PARADIGM ADVANCED TECHNOLOGIES INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999

                                              Paradigm                                             Historical
                                              Pro Forma        Pro Forma       -------------------------------------------------
                                             Consolidated      Adjustment         Paradigm          PowerLOC       Power Point
                                            --------------    ------------     -------------     -------------   ---------------
Total revenue                               $            -    $          -     $           -     $           -   $             -
                                            --------------    ------------     -------------     -------------   ---------------
Expenses
     Selling, General & Administrative             419,944               -           419,944                 -                 -
     Interest expense                              450,476               -           450,476                 -                 -
     Depreciation and amortization                   3,351               -             3,351                 -                 -
                                            --------------    ------------     -------------     -------------   ---------------
Total expenses                                     873,771               -           873,771                 -                 -
                                            --------------    ------------     -------------     -------------   ---------------
Net (loss) income for the year              $     (873,771)   $          -     $    (873,771)    $           -   $             -
                                            ==============    ============     =============     =============   ===============

PARADIGM ADVANCED TECHNOLOGIES INC.
PRO FORMA INTERIM CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                              Paradigm                                              Historical
                                              ProForma         Pro Forma       -------------------------------------------------
                                             Consolidated      Adjustment         Paradigm          PowerLOC       Power Point
                                            --------------    ------------     -------------     -------------   ---------------
Total revenue                               $            -    $          -     $           -     $           -   $             -
                                            --------------    ------------     -------------     -------------   ---------------
Expenses
     Selling, General & Administrative             816,500               -           816,500                 -                 -
     Interest expense                              223,184               -           223,184                 -                 -
     Depreciation and amortization                  26,770               -            26,770                 -                 -
                                            --------------    ------------     -------------     -------------   ---------------
Total expenses                                   1,066,454               -         1,066,454                 -                 -
                                            --------------    ------------     -------------     -------------   ---------------
Net (loss) income for the period            $   (1,066,454)   $          -     $  (1,066,454)    $           -   $             -
                                            ==============    ============     =============     =============   ===============

Paradigm Advanced Technologies Inc.
Notes to Unaudited Pro Forma
Consolidated Financial Statements

Purchase of Power Point and PowerLoc by Paradigm

Information with respect to the cost incurred by Paradigm to acquire Power Point and PowerLoc on March 29, 2000 and the expected allocation of such estimated costs in accordance with the purchase method of accounting follows:

     Cash                                                                             $    300,000
     Issuance of 5,000,000 common shares @ market value of $1.72                         8,600,000
     Issuance of 4,166,666 options for common shares @ market value of $1.72             7,166,665
     Costs incurred                                                                         20,000
                                                                                      ------------
     Total cost to be allocated                                                       $ 16,086,665
                                                                                      ============

The cost of the technology acquired is not being amortized as the products that are being developed based on it are not yet commercially available.

Pro Forma Adjustments to the Unaudited Consolidated Balance Sheet as of December 31, 1999

     (a) To record the cost of the technology acquired on acquisition

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATIONS

     The discussion below contains certain forward-looking statements (as such term is defined in Section 21E of the Securities Exchange Act of 1934) that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The Company's results, performance and achievements in 2000 and beyond could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Six Months Ended June 30, 2000

The Company recorded no sales for the six months ended June 30, 2000 and June 30, 1999. The Company focussed its attention on the patent and license negotiations and the development of the PowerLOC personal and vehicle tracking products and expects to start earning revenue from these activities in the third and fourth quarters of the current fiscal year.

Selling, General and Administration Expenses for the six months ended June 30, 2000 were $816,500 as compared to $228,504 for the six months ended June 30, 1999. The increase is due to the operating expenses resulting from the acquisition of PowerLOC Technologies, Inc., on March 28, 2000 and increased corporate professional fees and patent related costs.

Depreciation and amortization charges for the six months ended June 30, 2000 were $26,770 as compared to $1,676 for the six months ended June 30, 1999 due to the amortization of the patent agency agreement.

The net loss for the six months ended June 30, 2000 amounted to $1,066,454 as compared to a loss of $344,576 for the six months ended June 30, 1999. The higher loss is due to the increased selling, general and administration expenses relating to the PowerLOC business, higher professional fees and the amortization of the patent agency agreement.

Year Ended December 31, 1999

     The Company recorded no revenues for the year ended December 31, 1999 and $23,465 sales for the year ended December 31, 1998. The 1998 sale represents a one-time sale of a portion of the VideoBank software that the Company was no longer using. The Company concentrated its energies on patent and license negotiations during the year ended December 31, 1999 and also explored new initiatives in the video surveillance software business. The Company efforts were considerably hampered by a lack of funds to finance these activities.

     The Company recorded a gross profit of $23,465 for the year ended December 31, 1998 as there were no costs expensed for the 1998 sale as all expenses incurred on the software had been written off in prior years.

     Selling, General and Administrative Expenses for the year ended December 31, 1999 were $419,944 as compared to $549,141 for the year ended December 31, 1998. The higher expenses in 1998 are due to compensation expenses recorded for the issue of stock options to consultants of the company.

     The Company had a net loss of $873,771 for the year ended December 31, 1999 as compared to a loss of $1,603,842 for the year ended December 31, 1998. The loss for the 1998 fiscal year includes the non-cash write off of the investment in 1280884 Ontario Inc. of $930,000.


Liquidity and Capital Resources

     The Company had cash and cash equivalents on hand of $643,366 at June 30, 2000. The Company raised in excess of $1,700,000 cash during the first two quarters, through the price paid to exercise stock options and warrants and through the issuance of common shares. This amount was primarily the result of private sales of common shares and the price paid in connection with the exercise of warrants. The Company intends to raise additional funds on an as-needed basis to finance its future activities through the issuance and sale of additional shares of stock and the assumption of additional debt and government funding. The Company raised $1,000,000 in July 2000 through debt financing and over $1,000,000 in August and September through the issuance of common shares and the price paid to exercise stock options and warrants. The Company expects to raise additional funds in September and October through additional debt financing , the exercising of stock options and warrants and the issuance of common shares. Upon registration, the Company will be able to issue future registered common stock on an as-needed basis, although there can be no assurance that the planned financing will be available when needed or, if available, on terms that are favorable to the Company and its stockholders. The Company does not have any commitments for capital expenditures and believes that its current cash balances will be sufficient to meet its operating and development needs for at least the next six months. If the Company has not obtained additional financing prior to that time it will need to delay or eliminate some of its development activities.

Plan of Operation

    The Company is the exclusive licensing agent for a broad based patent (US Patent # 5,043,736) which covers an invention comprising a portable locating unit useful both as a cellular telephone and portable global positioning system that provides latitude and longitude information remotely to a base unit display. The system includes a small hand held receiver that receives signals from a satellite GPS and timing and computing circuits to provide location information signals. The hand held unit also includes a modem and transmitter to a cellular telephone network, which is connected to the base unit computational system and display. The location of an individual or object can thus be determined at the remote station through the use of the cellular telephone network. On September 6, 2000, The Company announced that it had acquired all the rights to US Patent # 5,043,736, currently owned by Eastern Investments, LLC, in exchange for 4,000,000 shares of Common Stock. The company also issued an additional 4,200,000 common shares at a share price of $2.05 per share. The latter shares will be placed in a trust account and Eastern Investments, LLC will pay the Company as and when these shares are sold. The Company plans to license parties using this process and expects to earn licensing revenue from these agreements. The Company has announced the signing of two licensees in the second quarter of the 2000 fiscal year. As a result of the acquisition of PowerLOC Technologies Inc. and the projected growth in wireless location services, the Company is increasing its development activities relating to the miniature GPS tracking device. The Company plans to negotiate distribution or sales representation agreements with manufacturers and systems integrators to distribute these products and in May 2000 announced a strategic alliance with Compugen Systems Ltd. of Richmond Hill, Ontario to distribute and license the PowerLOC products. The company announced 4 sales and licensing contracts in July and August 2000 and expects to start earning revenue from these contracts in the fourth quarter. The Company also announced the hiring of a public relations firm at the end of the second quarter.

    The Company does not currently have any intentions to acquire a plant or any significant equipment, as the Company plans to subcontract its manufacturing activities. The Company plans to hire additional technical, sales and administrative employees prior to December 2000 and is also considering the acquisition of companies or businesses with complimentary technologies.

Research and Development

    A significant amount of time and effort was placed on research and development at the Company's inception. The Company uses contractors and third party companies to continue its research and development activities and has hired a number of engineers for its PowerLOC subsidiary, who are responsible for the development of the products and who supervise the work done by the contractors and third party engineers. The Company plans to hire additional engineers and is planning to increase its research and development activities in order to develop a set of location tracking solutions for various applications.


             CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Form SB-2 contains forward-looking statements that reflect the Company's current expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. When used in this Form 10 SB2, the words "anticipate," "believe," "estimate," "plan," "intend," and "expect," and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements. These forward looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or contribute to such differences include, but are not limited to, limited capital resources, lack of operating history, intellectual property rights, reliance on one product line for revenue, and other factors discussed under "Risk Factors." In the Company's Form 10-KSB which was filed on April 14, 2000. Except as required by the federal securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Form SB-2 or for any other reason.

                                  MANAGEMENT

The executive officers, directors and key employees of the Company upon completion of the Offering and their respective ages and positions are as follows:

Name                  Age                     Position
----                  ---                     --------

David Kerzner          39  Chairman and Director

Eduardo Guendelman     48  President, Chief Executive Officer and Director

Selwyn Wener           50  Chief Financial Officer

Malcolm Robbins        57  Executive Vice President, PowerLOC

James Gillen           54  Chief Technology Officer, PowerLOC

David Ghermezian       28  Director

In July 2000, Mr. Jacob Kerzner resigned as a director and Mr. Eduardo Guendelman was appointed as a director to replace him..

The following is a brief description of the professional experience and background of the directors and executive officers of the Company.

David Kerzner, Chairman. Mr. Kerzner has served as the President and a director of the Company since its founding in 1996. He became CEO in December 1997 and Chairman in July, 2000. From 1990 to 1994, Mr. Kerzner was employed by ISTI Corporation/Intertec Security, Inc. most recently as President of ISTI Corporation and as the Marketing Manager of, and as a consultant to, Intertec Security. From 1987 to 1992, Mr. Kerzner was the owner and operator of Interactive Security Systems, Inc., a full service electronic security company based in Toronto.

Eduardo Guendelman, President and CEO. Mr. Guendelman became President and CEO of the Company in July, 2000, subsequent to the acquisition of PowerLOC Technologies Inc. and Power Point Microsystems Inc. which he founded and of which he became President in 1992. Prior to Power Point Mr. Guendelman served from 1994 to 1997 as President and CEO of TelePower International Inc, a computer telephony integration (CTI) telecommunications firm, From 1988 to 1994, Mr. Guendelman was President and COO of Computer Junction Limited, an Ontario systems provider for local and wide area network connectivity solutions to Fortune 500 and Fortune 1000 companies in Canada. From 1986 to 1988 Mr. Guendelman served as Executive Vice President to Lexicom International, Inc., a high-tech division of Magna International, an auto parts manufacturer with annual sales exceeding $10 billion. From 1984 to 1986 Mr. Guendelman was Chief Technology Officer of Sesame Systems, Ltd. an Israeli R&D company that he co-founded. Sesame Systems developed and patented speech recognition, voice verification and voice compression technology. From 1974 to 1983 Mr. Guendelman was in the Israeli Air Force, achieving the rank of Major in 1979. Mr. Guendelman holds a BSC in electrical engineering from Technion, the Israel Institute of Technology.

Selwyn Wener, Executive Vice President and Chief Financial Officer: Mr. Wener became Chief Financial Officer of Paradigm on February 1, 1998. From 1997 to 1998 Mr. Wener has been a Principal of S&L Associates, a financial services and investor relations consulting firm. From 1994 to 1997 Mr. Wener was the Chief Financial Officer for SoftQuad International Inc., Toronto Ontario a public software development company, and from 1989 to 1993 Chief Financial Officer and General Manager for Legacy Storage Systems Inc., a Markham, Ontario based computer disk storage manufacturer and distributor. Mr. Wener has a Chartered Accountant (CA) certification from South Africa where from 1977 to 1983 he was a partner in Gross Hendler and Abrams, a medium sized firm of chartered accountants. Mr. Wener holds a degree in Commerce from the University of Cape Town.

Malcom Robins, Executive Vice President and Director of Marketing and Sales, PowerLOC. Mr. Robins became Executive Vice President and Director of Marketing and Sales on July 24, 2000. Since April 28, 2000 he has also been Director of Strategic Marketing Sales of PowerLOC Technologies Inc. and from 1998 to 2000 he was President and General Manager of Mandatek Marketing, Inc., Toronto, Ontario a channel sales organization for North American technology suppliers to the telecommunications and computer industries. From 1996 to 1998 he was Business Development Manager and Manager, Corporate Market Development for Clearnet Communications, Inc., of Toronto, Ontario a cellular telephone carrier, where he was involved in the development and marketing of their first cellular telephone. From 1992 to 1996 he was Director of Franchising and Director of telecommunications Technology for the MicroAge and Compucentre networks of Hartco Enterprises, Montreal, Quebec, a leading Canadian computer franchiser. Mr. Robins prior experience includes management positions with Sharp Electronics Corporation (1988-1991), Zenith Data Systems (1983-1988) and Andor Systems, Inc. (1982-1983).

James Gillen, Chief Technology Officer, PowerLOC. Mr. Gillen became CTO of PowerLOC Technologies Inc. on June 26, 2000. In 2000 he was CTO for Ottawa-based ThinWeb Technologies, Inc., a developer of innovative applications for fast online database access, mobile and wireless devices. From 1999 to 2000 he was Manager, Technical Architecture of Bell Mobility, Mississauga, Ontario. From 1996 to 1997 he was a Managing Consultant for Bell Sygma, Inc. of Toronto, Ontario. From 1997 to 1999 he was VP Business Development of Minacom International, Inc. of Montreal, Quebec. From 1993 to 1996 he was Chief Technical Architect of Rydex Industries Corporation of Richmond, British Columbia. He has a bachelors degree from Bowdoin College, Maine.

David Ghermezian, Director. David Ghermezian oversees much of the Triple Five Group of Las Vegas, NV real estate activities in the northwestern and southwestern United States. Triple Five owns substantial shopping malls and has extensive investments in commercial and residential developments. Mr. Ghermezian has directed Triple Five's diversification efforts into venture capital and technology, and has recently been named a member partner in Selby Venture Partners II, a Silicon Valley based fund that invests in start-up technology companies. Mr. Ghermezian sits on the Boards for Nevada-based Bank of Commerce, Vancouver-based People's Trust, and 7 Crowns listed on the Canadian Venture Exchange.

Management and Other Committees

A Management Committee consisting of the Company's Chairman, David Kerzner, the Company's President and CEO, Eduardo Guendelman, the CFO Selwyn Wener and Compugen's President and CEO, Harry Zarek oversees the business operations.

The Board of Directors functions as the Compensation Committee. The Compensation Committee recommends to the Board of Directors the compensation of officers and key employees for the Company and the granting of stock options.

                            EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by the Company's Chief Executive Officer and the registrant's four most highly compensated executive officers other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1999.

Shares of
                                 Common
                            Annual Compensation
                            -------------------            Stock
Name and                                                 Underlying
principal position    Year        Salary         Bonus  options/SARS
--------------------  ----  -------------------  -----  ------------

David Kerzner         1999        $100,000        $0     7,000,000
Chairman
                      1998        $ 75,000        $0             0

                      1997        $100,000        $0             0

Directors' Compensation

The Company's policy is not to pay compensation to directors who are also employees of the Company for their service as directors. Non-employee directors will receive compensation of $10,000 per annum for their service as directors. The Company will, reimburse directors for out-of-pocket expenses incurred for attendance at meetings.

Employment Contracts

In February 1996, the Company entered into a ten-year consulting agreement, with David Kerzner, Chairman of the Company. The consulting agreement provides for a fee of $100,000 per year. The consulting agreement may be terminated early by the Company in the event of the resignation, death or disability or other incapacity of Mr. Kerzner, as the case may be. The consulting agreement also contains provisions regarding confidentiality of information, ownership of inventions and patents, non-competition and non-solicitation. On July 25, 2000, the board of directors agreed that it would issue Mr. Kerzner an additional 1,000,000 stock options per quarter at $1.42 per share, to an aggregated maximum of 4,000,000 stock options, subject to the Company meeting certain business targets. Mr. Kerzner is eligible to receive a bonus upon the approval of the Company's board of directors.

In March 2000, the Company entered into a five-year consulting agreement with Eduardo Guendelman, President and Chief Executive Officer of the Company. The consulting agreement provides for a fee of $120,000 per year and an annual bonus of $80,000. The consulting agreement may be terminated early by the Company in the event of the resignation, death or disability or other incapacity of Mr. Guendelman, as the case may be. The consulting agreement also contains provisions regarding confidentiality of information, ownership of inventions and patents, non-competition and non-solicitation. On July 25, 2000 Mr. Guendelman was granted an additional 10,000,000 stock options at a price of $1.42 per share.

In September 1999, the Company entered into a five-year consulting agreement with Selwyn Wener, Chief Financial Officer of the Company. The consulting agreement provides for a fee of $100,000 per year. The consulting agreement may be terminated early by the Company in the event of the resignation, death or disability or other incapacity of Mr. Wener, as the case may be. The consulting agreement also contains provisions regarding confidentiality of information, ownership of inventions and patents, non-competition and non-solicitation. Mr. Wener is eligible to receive a bonus upon the approval of the Company's board of directors.

Options to Executives and Employees

In 1996 the Company adopted a Stock Option Plan with an authorization to issue options for the purchase of up to 10,000,000 shares of Company Common Stock Pursuant to the Plan and under separate compensation arrangements the following options have been issued:

                                             Issued                Exercised
Name                        Amount      Date       Price       Date       Price      Balance

Officers and Directors
------------------------

David Kerzner(1)           3,187,500      1996    $ 0.05                               3,187,500
                           7,000,000      1999    $ 0.25                               7,000,000

Selwyn Wener               1,000,000      1998    $ 0.05                               1,000,000
                           4,000,000      1999    $ 0.05                               4,000,000

Eduardo Guendelman           416,667      2000    $ 0.05                                 416,667
                          10,000,000      2000    $ 1.40                              10,000,000

Jacob Kerzner                562,500      1996    $ 0.05                                 562,500

All Officers and
Directors as a
Group (5 persons)         26,166,667                                                  26,166,667
                          ----------                                                  ----------

Other Employees           11,623,333   1996-00    $ 0.01-4.00  1998-00  $0.01-4.00    11,623,333
                          ----------                                                  ----------

Totals                    37,790,000                                                  37,790,000

(1) The Company is obligated to issue 2,187,500 shares to David Kerzner in replacement of an equal number of shares surrendered by him to the Company in 1997.

Limitation on Liability and Indemnification

The Company's Articles of Incorporation limit the liability of directors of the Company to the Company or its shareholders to the fullest extent permitted by Delaware Business Corporation Act (the "TBCA").

The Company's Bylaws provide that the Company shall indemnify each of its directors and officers to the maximum extent allowed by the TBCA. The TBCA permits such indemnification, so long as such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Such indemnification may be made only upon a determination by the Board of Directors that such indemnification is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct to permit indemnification under the law. The Company is also permitted to advance to such persons payment for their expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified.

The Company has entered into Indemnification Agreements with each officer and director in which the Company agrees to indemnify such persons to the fullest extent allowed by the TBCA and defines the procedures for paying indemnity costs and expenses, including advance payments thereof.

As of the date hereof, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted, and the Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising from the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             CERTAIN TRANSACTIONS

The Company believes that all of the transactions set forth below, which were approved by the full Board of Directors of the

Company, which included independent directors, were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal shareholders and affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors who will have access at the Company's expense to the Company's or independent legal counsel, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

On January 12, 1996, the Company issued 6,000,000 unregistered shares of its Common Stock to the participants in the Paradigm Advanced Technologies Joint Venture (the "Joint Venture") in exchange for all of the right, title and interest in the security and surveillance products business established by the Joint Venture. Certain of the Company's directors and officers were participants in the Joint Venture and as a result received shares of the Common Stock of the Company in the transaction. The Company's Chief Executive Officer, Jack Y. L. Lee received 1,875,000 shares (including 500,000 shares in trust), and the Company's Chairman, David Kerzner received 2,337,500 shares. In addition, Lisa Kerzner, the wife of director Jacob Kerzner, received 412,500 shares of Common Stock in the transaction. Lastly, Sarah Casse, a holder of more than 5% of the Company's issued and outstanding Common Stock, received 1,375,000 shares of Common Stock in the transaction.

On April 25 , 2000 the Company announced a strategic alliance with Compugen Systems Ltd. (www.compugen.com), an Ontario corporation which leases the_Richmond Hill, Ontario premises in which the Company's office are located. Compugen was founded in 1981 by Harry Zarek who is presently serving as President and CEO. Mr. Zarek acquired the exchangeable rights to 1,350,000 common shares of the Company's Common Stock on March 28, 2000 in connection with the acquisition of PowerLOC. As part of this alliance Compugen formed a new division: Compugen Mobile Solutions which will negotiate with PowerLOC exclusive and non-exclusive marketing and distribution rights for certain products and/or marketing segments as well as for certain geographic territories. See Properties and Certain Transactions.

Compugen has for over 19 years been providing information technology solutions and services to medium and large size corporations. Compugen has close relationships with key venders, including Microsoft, Compaq, Hewlett Packard and IBM. Compugen is Canada's third largest systems integration company with annual sales exceeding $270 million and more than 500 employees in 8 offices across Canada. Compugen has received for three years running the award as Canada's 50 Best Managed Private Companies and the Microsoft Award for operational excellence in Canada for 1999. Compugen is a founding member of GlobalServe Computer Services Limited, a global network of large systems integrators formed to support corporations that have global Information Technology requirements.

On July 31, 2000 the Company entered into a strategic alliance with Pangea Petroleum Corporation ("Pangea"), whereby the companies will create a joint venture ("JV") to be owned 50% by the Company and 50% by Pangea. As part of this arrangement, the Company expects at a closing scheduled for September, 2000 to issue to the JV 7,500,000 shares of Common Stock and 12,500,000 warrants, all of which will be restricted securities not sold pursuant to this Prospectus. As consideration for these securities Pangea will (1) issue a warrant covering 12.5 million shares of Pangea common stock to the JV, (2) provide consulting and public relations services to the Company and (3) transfer to the JV its interests in WorldLink USA, which is a development stage company wholly owned by Pangea that owns video streaming technology and a library of concerts to be broadcast over the Internet. Jacob International, an affiliate of Pangea, has a relationship with the Company pursuant to which it receives fees, including Common Stock, for certain management consulting services relating to corporate financing activities. Jacob International, Inc. has no affiliation with Jacob Kerzner, brother of David Kerzner and a former director of the Company.

                            PRINCIPAL STOCKHOLDERS

The following table provides information concerning beneficial ownership of the Company's Common Stock as of June 30, 2000 for:

   . each person or group that the Company knows own more than 5% of the outstanding common stock;

   . the chief executive officer;

   . each of the Company's directors; and

   . all of the Company's directors and executive officers as a group.

   The following table lists the applicable percentage of beneficial ownership based on 59,857,816 shares of Common Stock outstanding as of July 31, 2000.

   Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and generally includes voting power and/or investment with respect to the securities held. The fourth column shows separately shares of common stock subject to options currently exercisable by the directors and officers individually and all directors and executive officers as a group. These shares are included in the first column of the table below. Shares of common stock which may be acquired by exercise of stock options are deemed outstanding for purposes of computing the percentage beneficially owned by the persons holding such options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.



                                             Amount and Nature of   Percent   Shares Subject
Name and Address of Beneficial Owner           Beneficial Owner    of Class     to Options
-----------------------------------            -----------------   ---------  --------------

David Kerzner, Chairman                            13,187,500      22.0%      12,187,500

Eduardo Guendelman, President                      10,916,667      18.2%      10,416,667

Selwyn Wener, Chief Financial Officer               5,000,000       8.4%       5,000,000

David Ghermezian, Director                          4,450,000       7.4%       2,000,000

Sarah Casse                                         3,350,000       5.6%       1,875,000

C-Saw Investments                                   8,800,000      14.7%       4,250,000

Donovan Intertrade Limited                          4,600,000       7.7%       2,300,000


Watson & Associates                                 5,775,000       9.6%       2,625,000

Eastern Investments, LLC                            9,936,290      16.6%         650,000

All directors and executive officers as a
group (4 persons)                                  33,554,167      56.1%      29,604,167


                          DESCRIPTION OF COMMON STOCK

The following summary of the Company's Common Stock is qualified in its entirety by reference to the Company's Articles of Incorporation and its Bylaws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Paradigm has authorized 100,000,000 shares of Common Stock, par value $0.01 per share. The Company plans to increase its authorized capital to 250,000,000 shares in the near future.

Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. All shares of Common Stock have equal voting rights on the basis of one vote per share on all matters to be voted upon by shareholders. Cumulative voting for the election of directors is not permitted, so that the holders of a majority of shares outstanding have the power to elect the entire Board of Directors. Shares of Paradigm Common Stock have no preemptive, conversion, sinking fund or redemption provisions and are not liable for assessment. Each share of Paradigm Common Stock is entitled to share proportionately in any assets available for distribution upon liquidation of Paradigm.

The Transfer Agent and Registrar for the Company's Common Stock is Intercontinental Transfer Agency and Registrar, Inc. Boulder City, Nevada.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Offering, the Company will have outstanding close to 86,000,000 shares of Common Stock. In addition, the Company has reserved over 37,000,000 shares for issuance upon exercise of options granted to employees and 17,150,000 shares for the exercise of warrants, all of which are immediately exercisable. Of the shares to be outstanding after the Offering, 96,032,500 shares will be freely tradable without restrictions or registration under the Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Act ("Affiliates"), may generally be sold only within the limitations of Rule 144 described below. Sales of these securities in the open market, or the availability of such shares for sale, could adversely affect the trading price of the Common Stock.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and the availability of current public information about the Company. Rule 144 generally becomes available 90 days after the issuer has been subject to the information reporting requirements of the Exchange Act. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


                             PLAN OF DISTRIBUTION

The offering period will extend for a period of one year from the date of this Prospectus, unless the Company agrees to extend the offering period for an additional period of 180 days (such periods are collectively referred to as, "the Selling Period"). Subscriptions for share. Sales of Common Stock, other than pursuant to existing conversion rights, options, warrants or other rights., are subject to review and acceptance by the Company in its sole discretion. Purchasers will receive stock certificates upon submission and acceptance of conversion, warrant or option exercise documents, subscription agreements or other appropriate documentation and payment for their shares. Subscriptions maybe subject to short term "cooling off" rescission rights under certain state laws.

The Common Stock sold by the Company will be sold directly to retail purchasers at the offering price as described below. No commissions or other remuneration will be paid by the Company in connection with the sale of the Common Stock.

The offering price for the Shares of Common Stock offered by the Company pursuant to this Prospectus is the average sales price for the Common Stock on the OTCBB for the trading day immediately preceding the date of offer. There can be no assurance that the prices at which the Common Stock will trade in the public market following a particular sale will not be lower than the price at which offered .

                              SELLING SHAREHOLDERS

The following table sets forth information about the Selling Shareholders.

Selling Shareholders

                                        Amount and        # of        # of Shares   Percent of   Percent of     Shares
                                         Nature of       Shares      Beneficially    Class (2)    Class (2)    Subject
Officers, Directors                     Beneficial         to            Owned        Before        After         to
and 5% stockholders                      Ownership       be Sold         After       Offering     Offering     Options
                                                                       Offering

David Kerzner
Chairman
77 Dell Park Ave
Toronto, Ontario M6B 2T9                 13,187,500              0     13,187,500        22.0%      22.0%    12,187,500

Eduardo Guendelman
President and CEO
40 Flamingo Road
Thornhill, Ontario (3)                   10,916,667              0     10,916,667        18.2%        18.2%  10,416,667

Selwyn Wener
Executive VP and CFO
34 Braeburn Drive
Thornhill, Ontario L3T 4W6                5,000,000              0      5,000,000         8.4%         8.3%   5,000,000

David Ghermezian
Director
9510 West Sahara
Suite 200
Las Vegas, NV 89117  (4)                  4,450,000        450,000      4,000,000         7.4%         6.7%   2,000,000

Jack Y.L. Lee
28 Old Park Lane
Richmond Hill, Ontario L4B 2L4            1,958,334         83,334      1,875,000         3.3%         3.1%           0

Sarah Casse
63 Otter Crescent
North York, Ontario M5N 2W7                3,350,000              0      3,350,000         5.6%         5.6%   1,875,000

C-Saw Investments
80 Broad Street, 26th Floor
New York NY 11225                          8,800,000              0      8,800,000        14.7%        14.7%   4,250,000

Donovan Intertrade Limited
4936 Yonge Street #728
Toronto, Ontario M2N 6S3                   4,600,000      4,600,000              0         7.7%         0.0%   2,300,000

Watson & Associates
6A-49 The Donway West
Suite 1122
Toronto, Ontario M3C 2E8                   5,775,000      2,000,000      3,775,000           ?%           ?%   1,625,000

Eastern Investments, LLC
P.O. Box 270734
West Hartford, CT 06127-0734               9,936,290      7,936,290      2,000,000        16.6%         3.3%     650,000

All directors and executive
officers as a group (4 persons)           33,554,167        450,000     33,104,167        56.1%        55.2%  29,604,167


Selling Shareholders

David Kerzner                          See Officers, Directors and 5%
                                       shareholders above
Eduardo Guendelman                     See Officers, Directors and 5%
                                       shareholders above
Selwyn Wener                           See Officers, Directors and 5%
                                       shareholders above
Jacob Kerzner [MOVE DOWN ]             See Officers, Directors and 5%
                                       shareholders above
Triple Five Investments                See Officers, Directors and 5%
                                       shareholders above
Jack Y.L. Lee                          See Officers, Directors and 5%
                                       shareholders above
C-Saw Investments                      See Officers, Directors and 5%
                                       shareholders above
Rachelle Heller                        See Officers, Directors and 5%
                                       shareholders above
Watson & Associates                    See Officers, Directors and 5%
                                       shareholders above
Eastern Investments, LLC               See Officers, Directors and 5%
                                       shareholders above
Jacob Kerzner                              1,562,500      1,562,500              0         2.6%         0.0%   1,562,500
Alysa Aberback                                83,334         83,334              0         0.1%         0.0%           0
Shaynee Aberback                              66,666          8,333         58,333         0.1%         0.1%      33,333
Andre Abitbol                                 83,334         83,334              0         0.1%         0.0%           0
Jacob Basser                                   6,666          6,666              0         0.0%         0.0%           0
Gordon Chester                               250,000        250,000              0         0.4%         0.0%           0
Danton Enterprises Ltd                       150,001        150,001              0         0.3%         0.0%           0
JAE Investments Ltd.                         362,500        210,835        151,665         0.6%         0.3%      86,666
Seymour Konkol                               250,000        250,000              0         0.4%         0.0%           0
Prosper Lugassy                               83,334         83,334              0         0.1%         0.0%           0
Rofur Investments Ltd                         41,667         41,667              0         0.1%         0.0%           0
Marvin Rosenfield                             48,334         48,334              0         0.1%         0.0%           0
Mendel Rubinoff                               33,334         33,334              0         0.1%         0.0%           0

Sharon Rosenbloom                            150,000        150,000              0         0.3%         0.0%     150,000
Robert Schmutz in Trust                       15,000         15,000              0         0.0%         0.0%           0
Kato Krauss                                  283,334        283,334              0         0.5%         0.0%     200,000
SIL Developments Limited                      66,667         66,667              0         0.1%         0.0%           0
Mathis Weingarten                             83,334         83,334              0         0.1%         0.0%           0
Moshe Lipszyc                                845,117        553,450        291,667         1.4%         0.5%     166,667
Mendel Raksin                              2,066,680      1,716,680        350,000         3.5%         0.6%     200,000
PF Impact Inc                                 70,000         70,000              0         0.1%         0.0%           0
Bill Kertes                                  181,251        181,251              0         0.3%         0.0%           0
Howard Goldfarb                               83,334         83,334              0         0.1%         0.0%           0
Rachelle Heller                              333,336        333,336              0         0.6%         0.0%           0
David Botnick In Trust                       250,000        250,000              0         0.4%         0.0%     250,000
Richard Smith                                250,000        250,000              0         0.4%         0.0%     250,000
Barry Lesser                                 125,000        125,000              0         0.2%         0.0%           0
Joshua Scheinfeld                            160,000        160,000              0         0.3%         0.0%     120,000
Jacob International Inc.                     672,250        672,250              0         1.1%         0.0%           0
Debra J. Gilbert                               5,000          5,000              0         0.0%         0.0%           0
Reginald Haynes                                5,000          5,000              0         0.0%         0.0%           0
Appleby Partners, Inc.                     2,500,000      1,562,500        937,500         4.2%         1.6%           0
Richcliff Movie Industries Ltd             1,050,000         50,000      1,000,000         1.8%         1.7%   1,000,000
Christine Berardelli                         500,000        312,500        187,500         0.8%         0.3%           0
David Wands                                  750,000        468,750        281,250         1.3%         0.5%           0
Ming Yeung                                   500,000        312,500        187,500         0.8%         0.3%           0
David Lennox                                  50,000         10,000         40,000         0.1%         0.1%           0
Timothy McCully                               50,000         10,000         40,000         0.1%         0.1%           0
Michael Nathan                               250,000         62,500        187,500         0.4%         0.3%           0
Lionel Schooler                               50,000         10,000         40,000         0.1%         0.1%           0
James Kearney                                200,000         50,000        150,000         0.3%         0.3%           0
Gayle Juntenen                               200,000         50,000        150,000         0.3%         0.3%           0
Patrick Cluney                             1,000,000        250,000        750,000         1.7%         1.3%           0
Hubert Wen                                   400,000        100,000        300,000         0.7%         0.5%           0
Howard Halpern                               100,000        100,000              0         0.2%         0.0%           0
Congregation Barkei Tshivo of Dirov          200,000         25,000        175,000         0.3%         0.3%     100,000
Darak Investments Limited                    133,334         16,667        116,667         0.2%         0.2%      66,667
David Lyndon Lekites                          80,000         10,000         70,000         0.1%         0.1%      40,000
Walter G. Lekites III                         70,000          8,750         61,250         0.1%         0.1%      35,000
Rochelle Gut                                 200,000         25,000        175,000         0.3%         0.3%     100,000
Paul Friedman                                 34,000          4,250         29,750         0.1%         0.0%      17,000

Harry Zarek, In Trust                      2,475,000      2,475,000              0         4.1%         0.0%   2,475,000

Selling Shareholder Total:                               28,798,349                                           48,157,000

(1) Under SEC rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, Paradigm believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and which are exercisable within 60 days from the date hereof have been exercised.

(2) Based on 59,857,816 shares outstanding as of

July 31, 2000.

(3) Includes 733,332 Common Shares and Exercisable stock options owned by Pnina Guendelman, Eran Guendelman and the Guendelman Family Trust.

(4) Includes 4.450,000 Common shares and Exercisable stock options owned by Triple Five Financial LLC.


                               LEGAL PROCEEDINGS

In February 1998, the Company acquired all the shares of 1280884 Ontario Inc. and its wholly owned subsidiary North York Leasing Inc. The Company issued 3,720,000 Common Shares to the vendors of these companies at a price of 25 cents per share representing a cost of $930,000 and was required to issue additional shares to these vendors if during any one consecutive 60 day trading period between April 1998 and February 1999, the average closing price of the Company's shares was less than 25 cents, so that the total consideration was the equivalent of $930,000. The Company has obtained a release from all the vendors of these companies. These vendors have agreed to waive their rights to receive any additional shares in connection with the transaction. The Company instituted legal action against the legal firm who represented all the parties in the above transaction and is claiming that damages be paid to the Company.

In March 2000, the Company was named as the defendant in a lawsuit brought by Luigi Brun in Canada. The complaint seeks specific performance and monetary damages arising out of a dispute relating to an alleged obligation to issue common shares. The Company believes this claim is without merit and intends to vigorously defend the lawsuit. It is not possible at this time to predict the outcome of the lawsuit, including whether the Company will be forced to issue common shares or to estimate the amount or range of potential loss, if any.

In March 2000, the Company was named as the defendant in a lawsuit brought by Pines International, Inc. in Canada. The complaint seeks specific performance and monetary damages arising out of a dispute relating to an alleged obligation to issue common shares. The Company believes this claim is without merit and intends to vigorously defend the lawsuit. It is not possible at this time to predict the outcome of the lawsuit, including whether the Company will be forced to issue common shares or to estimate the amount or range of potential loss, if any.

In April 2000, the Company was named as the defendant in a lawsuit brought by Barrett Evans in the United States District Court, Central District of California. The complaint seeks specific performance, monetary damages and injunctive relief arising out of a dispute relating to the terms of a convertible promissory note. The Company believes this claim is without merit and intends to vigorously defend the lawsuit. It is not possible at this time to predict the outcome of the lawsuit, including whether the Company will be forced to issue common shares or to estimate the amount or range of potential loss, if any.

In July 2000, the Company's subsidiary was named as one of the defendants in a lawsuit brought by Murray Ruben, in the Province of Ontario, Canada. The complaint seeks specific performance, monetary damages and injunctive relief arising out of a dispute relating to an alleged financing agreement. The Company believes this claim is without merit and intends to vigorously defend the lawsuit. It is not possible at this time to predict the outcome of the lawsuit, including whether the Company will be forced to issue common shares or to estimate the amount or range of potential loss, if any.

                                    EXPERTS

The financial statements of the Company as of December 31, 1999, and for each of the two years in the period ended December 31, 1999, included in this Prospectus have been audited by Bromberg & Associate, independent accountants, as set forth in their report therein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this

Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549.

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 and at its New York Regional Office, Room 1300, 7 World Trade Center, New York, NY 10048 and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Company's Registration Statement on Form SB-2 as well as any reports filed under the Exchange Act can also be obtained electronically after the Company has filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

Requests for information may be directed to Mr. Selwyn Wener, Chief Financial Officer of the Company at 25 Leek Crescent, Richmond Hill, Ontario, Canada L4B4B3 (telephone number (905) 707-2158). The Company's website is www.powerloc.com.
------------------

                     PARADIGM ADVANCED TECHNOLOGIES, INC.



                         INDEX TO FINANCIAL STATEMENTS

                                                                                             Page(s)
                                                                                             -------
Independent Auditor's Report                                                                   F-2

Consolidated Balance Sheets as of June 30, 2000 (unaudited) and December 31, 1999              F-3

Consolidated Statements of Operations for the six month periods ended
June 30, 2000 and 1999 (unaudited) and for the years ended December 31, 1999 and 1998          F-4

Consolidated Statement of Shareholders' Equity for the two years in the period ended December 31, 1999 and for the six month period ended June 30, 2000
(unaudited)                                                                                    F-5

Consolidated  Statements of Cash Flows for the six month periods ended
June 30, 2000 and 1999 (unaudited) and for the years ended December 31, 1999 and 1998          F-6

Notes to the Consolidated Financial Statements                                                 F-7

Bromberg & Associate                            1183 Finch Avenue West Suite 305
--------------
CHARTERED ACCOUNTANTS                                 Downsview, Ontario M3J 2G2
                                                          Office: (416) 663-7521
                                                             Fax: (416) 663-1546


          AUDITORS' REPORT
          ---------

TO THE SHAREHOLDERS OF
PARADIGM ADVANCED TECHNOLOGIES, INC.


  We have audited the consolidated balance sheet of Paradigm Advanced Technologies, Inc. as at December 31, 1998 and 1999 and the consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These audited financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on the audited financial statements based on our audit.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses for the past two years and continues to have negative working capital. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  We conducted our audit in accordance with Generally Accepted Auditing Standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the audited financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the audited financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.

  In our opinion, these audited financial statements presents fairly, in all material respects, the financial position of the Corporation as at December 31, 1998 and 1999 and the results of its operations and the cash flows for the years then ended in accordance with generally accepted accounting principles.

                                                  /s/ Bromberg & Associate

                                                  CHARTERED ACCOUNTANTS
DOWNSVIEW, ONTARIO
April 11, 2000

                     PARADIGM ADVANCED TECHNOLOGIES, INC.

                       CONSOLIDATED BALANCE SHEETS AS AT

                                                 JUNE 30      DECEMBER 31
                                                  2000           1999
                                                  ----           ----
                                               (unaudited)
                                                 (note 9)      (note 9)

ASSETS

Current Assets
Cash and cash equivalents                    $    643,366    $         65
Miscellaneous receivables                          32,289           6,321
Prepaids and deposits                             128,239         248,843
                                             ------------    ------------
Total Current Assets                              803,894         255,229

Capital Assets (note 3)                        16,251,683         161,805

                                             ------------    ------------

Total Assets                                 $ 17,055,577    $    417,034
                                             ============    ============


LIABILITIES

Current Liabilities
Accounts payable                             $    737,550    $    768,509
Loans payable (note 4)                            348,856         552,504

                                             ------------    ------------
Total Liabilities                               1,086,406       1,321,013
                                             ------------    ------------


SHAREHOLDERS' EQUITY (DEFICIENCY)

Share Capital (notes 5 and 6)                  14,439,394       3,765,618
Authorized: 30,000,000 Common
Stock at $0.0001 par value

The authorized common shares
were increased to 100,000,000
shares in February 1999
Issued and outstanding stock:
54,193,361 as of June 30, 2000
29,996,662 as of December 31, 1999
Common share purchase options                   7,359,736         195,908
Additional paid in capital                        934,399         832,399
Deficit                                        (6,764,358)     (5,697,904)

                                             ------------    ------------
Total Shareholders' Equity (Deficiency)        15,969,171        (903,979)
                                             ------------    ------------

Total Liabilities and Shareholders' Equity   $ 17,055,577    $    417,034
                                             ============    ============

The accompanying notes are an integral part of these Financial Statements.

                     PARADIGM ADVANCED TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  For the six months ended           For the year ended
                                                          June 30                        December 31,
                                                    2000             1999             1999        1998
                                                    ----             ----             ----        ----
                                                  (unaudited)      (unaudited)
                                                    (note 9)         (note 9)       (note 9)        (note 9)

Revenue
Sales                                             $         --    $         --    $         --    $     23,465
                                                  ------------    ------------    ------------    ------------

Operating Expenses

Selling, general and administration                    816,500         228,504         419,944         549,141
Depreciation and amortization                           26,770           1,676           3,351           2,796
Interest expense                                       223,184         114,396         450,476         145,370
Write off of investment in subsidiary (note 8)              --              --              --         930,000
                                                  ------------    ------------    ------------    ------------
Total Operating Expenses                             1,066,454         344,576         873,771       1,627,307
                                                  ------------    ------------    ------------    ------------

Loss for the period                               $ (1,066,454)   $   (344,576)   $   (873,771)   $ (1,603,842)
                                                  ============    ============    ============    ============

Loss per Share                                    $      (0.02)   $      (0.01)   $      (0.03)   $      (0.06)
                                                  ============    ============    ============    ============
Average common shares outstanding during period     43,939,822      29,796,662      29,797,183      24,986,646
                                                  ============    ============    ============    ============

The accompanying notes are an integral part of these Financial Statements.

                     PARADIGM ADVANCED TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                 Common Stock

                                                                       Common
                                                                        Share                                             Total
                                                                       Purchase                       Additional       Shareholders'
                                            Shares        Amount       Options        Deficit       paid in capital       Equity
Balance at January 1, 1998                  16,140,445  $ 2,218,180   $        -  $  (2,947,602)   $             -    $    (729,422)
       Adjustment (note 9)                                               195,908       (272,689)           619,452          542,671
       Loss for the period                                                           (1,603,842)                         (1,603,842)
       Exercise of stock options               801,217       86,848                                                          86,848
       Issued for cash                       5,855,000      297,590                                                         297,590
       Issued on acquisition of 1280884
       Ontario Inc.                          3,720,000      930,000                                                         930,000
       Issued for acquisition of patent
       license                               1,100,000       55,000                                                          55,000
       Issued for other consideration        2,180,000      168,000                                                         168,000
                                         ------------------------------------------------------------------------------------------
Balance at December 31, 1998                29,796,662    3,755,618      195,908     (4,824,133)           619,452         (253,155)
       Adjustment (note 9)                                                                                 212,947          212,947
       Loss for the period                                                             (873,771)                           (873,771)
       Debentures redeemed                     200,000       10,000                                                          10,000
                                         ------------------------------------------------------------------------------------------
Balance at December 31, 1999                29,996,662    3,765,618      195,908     (5,697,904)           832,399         (903,979)
       Adjustment (note 9)                                                                                 102,000          102,000
       Loss for the period                                                           (1,066,454)                         (1,066,454)
       Exercise of stock options and
       warrants                              9,039,839    1,334,496      (22,337)                                         1,312,159
       Issued for cash                       6,001,290      440,000                                                         440,000
       Debentures redeemed                   5,180,875      248,260                                                         248,260
       Issued on acquisition of PowerLOC     3,650,000    8,600,000    7,166,665                                         15,766,665
       Issued on acquisition of patent
       license                                 100,000       29,000       19,500                                             48,500
       Issued for other consideration          224,695       22,020                                                          22,020
                                         ------------------------------------------------------------------------------------------
Balance at June 30, 2000                    54,193,361  $14,439,394   $7,359,736  $  (6,764,358)   $       934,399    $  15,969,171
                                         ==========================================================================================

The accompanying notes are an integral part of these Financial Statements.

                     PARADIGM ADVANCED TECHNOLOGIES, INC.

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                        For the six months ended          For the year ended
                                                                                   June 30                      December 31,
                                                                            2000            1999            1999           1998
                                                                            ----            ----            ----           ----
                                                                        (unaudited)     (unaudited)
                                                                          (note 9)        (note 9)        (note 9)       (note 9)
Cash flows from operating activities

Loss for the period                                                     $(1,066,454)   $  (344,576)   $  (873,771)   $(1,603,842)
Items not requiring an outlay of cash
   Amortization of capital assets                                            26,770          1,676          3,351          2,796
   Amortization of debt discount to interest expense                        202,408         92,346        402,451        124,520
   Common share purchase options                                             19,500              -              -              -
Net changes in non-cash working capital items related to operations
   Miscellaneous receivables                                                (25,968)           (40)        (5,019)        34,214
   Prepaids and deposits                                                          -        (13,191)       (20,196)             -
   Accounts payable                                                         (30,959)       105,341        308,100         38,401
                                                                        -----------    -----------    -----------    -----------

NET CASH FLOWS FROM OPERATING ACTIVITIES                                   (874,703)      (158,444)      (185,084)    (1,403,911)
                                                                        -----------    -----------    -----------    -----------

Cash flows from financing activities

Loan payable                                                                      -        149,864        161,189         34,543
Proceeds of common stock issuance                                         1,847,791              -         10,000      1,537,438
                                                                        -----------    -----------    -----------    -----------

NET CASH FLOWS FROM FINANCING ACTIVITIES                                  1,847,791        149,864        171,189      1,571,981
                                                                        -----------    -----------    -----------    -----------

Cash flows from investing activities

Acquisition of capital assets                                              (329,787)        (3,715)        (3,714)      (155,075)
Proceeds on sale of capital asset                                                 -              -          4,818              -
                                                                        -----------    -----------    -----------    -----------
NET CASH FLOWS FROM INVESTING ACTIVITIES                                   (329,787)        (3,715)         1,104       (155,075)
                                                                        -----------    -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FOR THE PERIOD         643,301        (12,295)       (12,791)        12,995
Cash and cash equivalents - Beginning of the period                              65         12,856         12,856           (139)
                                                                        -----------    -----------    -----------    -----------
Cash and cash equivalents - End of the period                           $   643,366    $       561    $        65    $    12,856
                                                                        ===========    ===========    ===========    ===========

Cash and cash equivalents are comprised as follows:

Cash                                                                    $   243,777    $       561    $        65    $    12,856
Short-term investments                                                      399,589              -              -              -
                                                                        -----------    -----------    -----------    -----------
Cash and cash equivalents - End of the period                           $   643,366    $       561    $        65    $    12,856
                                                                        ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these Financial Statements.

                     Paradigm Advanced Technologies, Inc.

                  Notes To Consolidated Financial Statements
                  Years Ended December 31, 1998 and 1999 and
              six months ended June 30, 1999 and 2000 (unaudited)


     Note 1. DESCRIPTION OF COMPANY

     Paradigm Advance Technologies, Inc. (the "Company") is a development stage company incorporated in Delaware on January 12, 1996 that was formed to capitalize on the demand for digital image and interactive global positioning system ("GPS") tracking technology in North America, South America, Europe and Asia.

     Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(1) These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Because a precise determination of assets and liabilities depends on future events, the preparation of financial statements for any period necessarily involves the use of estimates and approximation. Actual amounts may differ from these estimates. These financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.

(2)  Principles of Consolidation

     The Company's consolidated financial statements include the assets, liabilities and results of operations of subsidiaries. All significant inter-company accounts and transactions have been eliminated.


(3)  Going Concern

     The Company has incurred losses since its incorporation in 1996. The Corporation has funded its operations to date through the issuance of shares and debt.

     The Company plans to continue its efforts to acquire equity partners, to make private placements, and to seek both private and government funding for its projects. In the period January 1, 2000 to June 30, 2000, the Company raised approximately $1,700,000 through the exercising of stock options and warrants and through the issuance of common shares for cash.

(4)  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash balances with banks and short-term investments with original maturities of less than three months.

(5)  Capital assets

     Capital Assets are recorded at cost less accumulated depreciation. Depreciation is provided using the following annual rates:


          Computer Equipment - 30% - declining balance method
          Furniture and Fixtures - 20% - declining balance method
          Patent Agency Rights - 33 1/3% - straight line method
          Technology - 33 1/3% - straight line method

(6)  Financial Instruments

     The carrying amount of cash and cash equivalents, miscellaneous receivables, accounts payable and loans payable approximates fair value at the period end.

(7)            Foreign Currency Translation

     Foreign currency denominated monetary items are translated into U.S. dollars at the exchange rate in effect at year end. Transactions in foreign currencies are translated at the rate prevailing at the date of the transactions. Any resulting gains or losses are included in income.

(8)            Loss per Share

     The Company has adopted Financial Accounting Standards No. 128, "Earnings per Share"("FAS 128"). FAS 128 requires presentation of basic and diluted earnings or loss per share. The Company has potentially dilutive shares, however, because the Company has a loss, the potentially dilutive shares are deemed anti-dilutive and only the basic loss per share is presented. Loss per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

(9)            Income taxes

     Current income tax expense (recovery) is the amount of income taxes expected to be payable (recoverable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of asset and liabilities and for the expected future tax benefit to be derived from tax losses. Valuation allowances are established when necessary to reduce deferred tax asset to the amount expected to be "more likely than not" realized in future returns. Tax law and rate changes are reflected in income in the period such changes are enacted.

(10)           Stock-based compensation plan

     The Company measures compensation expense for its stock-based compensation plan using the intrinsic value method and provides pro forma disclosures of net income and loss per common share as if the fair value based method had been applied in measuring compensation expense.

(11)           Unaudited Interim Financial Data

     The unaudited financial statements for the periods ended June 30, 2000 and 1999 reflect adjustments, all of which are of a normal recurring nature, and which are, in the opinion of management, necessary to a fair presentation of the results for the interim periods presented and are not necessarily indicative of full year results.



Note 3. CAPITAL ASSETS

     --------------------------------------------------------------------------------------------------------------
                                                                        June 30, 2000         December 31, 1999
     --------------------------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------------------------
     Furniture, Fixtures and Computers                                        $    40,802                  $ 20,744
     --------------------------------------------------------------------------------------------------------------
     Patent Agency Rights                                                         155,270                   155,075
     --------------------------------------------------------------------------------------------------------------
     Technology (a)                                                            16,096,396                         -
                                                                              -----------                  --------
     --------------------------------------------------------------------------------------------------------------
                                                                               16,292,468                   175,819
     --------------------------------------------------------------------------------------------------------------
     Less: Accumulated Depreciation                                                40,785                    14,014
                                                                              -----------                  --------
     --------------------------------------------------------------------------------------------------------------
                                                                              $16,251,683                  $161,805
                                                                              ===========                  ========
     --------------------------------------------------------------------------------------------------------------

(a) The technology was acquired on the acquisition of PowerLOC Technologies, Inc. (Note 6).

     Note 4. LOANS PAYABLE

     Loans payable include:

     a) Loans amounting to $243,842 at December 31, 1999 and $203,856 at June 30, 2000, are payable on demand and are secured by a pledge over all the assets of the Company. Interest is payable on these secured loans at a rate of prime plus 4%. Of these loans, $121,268 at December 31, 1999 and $68,193 at June 30, 2000 was owing to directors of the Company.

     b) Convertible promissory notes of $256,325 at December 31, 1999 and $145,000 at June 30, 2000, are convertible into common shares at rates of $0.02 - $0.05 per share. $25,000 of these notes were due and payable on December 31, 1999 and are the subject of the dispute in note 8. The remaining $231,325 at December 31, 1999 and $120,000 at June 30, 2000
         are due and payable in 2000. Interest is payable on these convertible promissory notes at a rate of 12.5% per annum. A portion of these convertible promissory notes has been allocated to the intrinsic value of the beneficial conversion feature and recognized as additional paid in capital (note 9).

     Note 5. STOCK OPTIONS AND WARRANTS

     a)  Options

     The Company's 1996 Stock Option Plan (the "Plan") was established to provide an incentive to employees, directors and consultants of the Company and its subsidiaries. The Plan is administered by a Committee which may use its discretion when issuing Options with regard to purchase price, dates exercisable and expiry date, subject to certain limitations stipulated in the plan.

     The weighted average characteristics of options outstanding as at June 30, 2000 are as follows:

                                  Options Outstanding                                 Options Exercisable
-----------------------------------------------------------------------------   --------------------------------
                                                 Weighted           Weighted                          Weighted
                                                 Average            Average                            Average
     Range of                Number of        Remaining Life        Exercise          Number of       Exercise
  Exercise price              Shares             in years            Price             Shares          Price
----------------------------------------------------------------------------------------------------------------
$ 0.01 - 0.05               19,633,334                1.67    $         0.05         19,633,334  $         0.05
$ 0.06 - 0.15                  805,000                1.57    $         0.07            805,000  $         0.07
$ 0.16 - 0.25                1,203,333                2.55    $         0.20          1,203,333  $         0.20
$ 0.26 - 0.40                1,303,333                2.39    $         0.40          1,303,333  $         0.40
$ 0.41 - 1.00                3,310,000                2.74    $         0.80          3,310,000  $         0.80
$ 1.01 - 3.00                  935,000                5.07    $         1.74                  -
                       ---------------    ----------------    --------------    -------------------------------

                            27,190,000                1.99    $         0.22         26,255,000  $         0.17
                       ---------------    ----------------    --------------    -------------------------------

A summary of option activity since December 31, 1996 is shown below:

                                                                                   Weighted
                                                                                    Average
                                                                                   Exercise
Options Outstanding                            Number             Range              Price
----------------------------------------------------------    ---------------------------------
Balance, December 31, 1996                       8,143,201    $         0.05    $          0.05
Granted during the year                            961,217    $ 0.12 - $0.40               0.25
                                          ----------------    --------------    ---------------
Balance, December 31, 1997                       9,104,418    $ 0.05 - $0.40               0.06
Granted during the year                          2,350,000    $ 0.05 - $0.08               0.06
Exercised during the year                         (801,217)   $ 0.05 - $0.18               0.11
                                          ----------------    --------------    ---------------
Balance, December 31, 1998                      10,653,201    $ 0.05 - $0.40               0.06
Granted during the year                         11,650,000    $ 0.01 - $0.05               0.05
                                          ----------------    --------------    ---------------
Balance, December 31, 1999                      22,303,201    $ 0.01 - $0.40               0.05
Granted during the period                        6,451,666    $ 0.20 - $3.00               0.77
Exercised during the period                     (1,564,867)   $ 0.05 - $0.20               0.06
                                          ----------------    --------------    ---------------
Balance June 30, 2000                           27,190,000    $ 0.01 - $3.00    $          0.22
                                          ================    ==============    ===============

The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, as all options have ben granted at exercise prices equal to the fair market value as of the date of grant, no compensation cost has been recognized under these plans accompanying consolidated financial statements. Had compensation cost been determined consistent with statement 123, the Company's Loss and Loss per common share would have been adjusted to the pro forma amounts indicated below:

                                            For the six months ended              For the year ended
                                                    June 30,                           December 31,
                                            ----------------------------    ----------------------------
                                                 2000            1999            1999            1998
Loss for the period                         $ (1,066,454)   $   (344,576)   $   (873,771)   $ (1,603,842)
 Estimated stock-based compensation costs              -               -        (553,780)       (115,670)
                                            ------------    ------------    ------------    ------------

Proforma loss                               $ (1,066,454)   $   (344,576)   $ (1,427,551)   $ (1,719,512)
                                            ------------    ------------    ------------    ------------

Proforma net (loss) per common share
                       Basic                $      (0.02)   $      (0.01)   $      (0.05)   $      (0.07)
                                            ------------    ------------    ------------    ------------

Weighted average number of shares
                       Basic                  43,939,822      29,796,662      29,797,183      24,986,646
                                            ------------    ------------    ------------    ------------

The weighted average fair value of options granted during the following periods were calculated as follows using Black-Scholes option pricing model with the following assumptions:

                                      For the six months ended                        For the year ended
                                              June 30,                                    December 31,
                                          -----------------                     --------------------------------
                                                2000                                 1999            1998
Weighted average
Black-Scholes value of options            $          1.79                       $         0.05  $         0.05

Assumptions:
Risk free interest rates                              5.0%                             4.5 - 5%            5.0%
Expected life in years                         3 - 4 years                              3 years       3.4 years
Expected dividend yield                                 0%                                   0%              0%
Volatility                                     143% - 396%                          145% - 330%       159%-165%

Employees, officers or directors were granted 935,000 (1999 - nil) options during the six months ended June 30, 2000. Vesting does not commence until fiscal 2001.

b) Warrants

The following warrants were outstanding at June 30, 2000:

                               Expiry Date  Price Range         No. of Options
                               -----------  -----------         --------------

                                  2000         $0.50                 370,000
                                  2001      $0.05 - 0.25           5,700,000
                                  2003      $0.02 - 0.25          10,925,000
                                  2004         $0.125                453,500
                                  2005         $2.75                 120,000
                                                                ------------
TOTAL WARRANTS OUTSTANDING                                        17,568,500
                                                                ============

 Note 6. POWERLOC ACQUISITION

 On March 29, 2000, the Company completed the acquisition of 100% of Power Point Micro Systems Inc. and PowerLOC Technologies, Inc, ("PowerLOC") both of which are based in Toronto, Ontario. The acquisition has been accounted for using the purchase method. PowerLOC Technologies, Inc. is a research and development company that has developed a low-cost, miniature mobile-location GPS unit that transmits its position to a base station through existing PCS, pager or cellular phone wireless networks. Management has determined that there are alternative future uses for the technology. Power Point Micro Systems Inc. is an international telecommunications consulting firm specializing in wireless and wireline, voice and data systems integration. Consideration was as follows:

 Cash                                                                             $   300,000
 Issuance of 5,000,000 common shares @ market value of $1.72                        8,600,000
 Issuance of 4,166,666 options for common shares @ market value of $1.72            7,166,665
 Costs incurred                                                                        20,000
                                                                                  -----------
       Allocated to Technology                                                     $16,086,665
                                                                                   ===========

     The fair value of the options granted was estimated on the date of grant using the Black-Scholes pricing model using the following assumptions:

       Risk-free interest rate              6.7%
       Dividend yield                         0%
       Expected life                          3 years
       Stock price volatility               406%



 NOTE 7.   INCOME TAXES

 The following is a reconciliation from the expected statutory income tax recovery to the Company's actual income tax recovery:

                                           For the six months ended   For the year ended
                                           -------------------------------------------------
                                              June 30     June 30   December 31, December 31,
                                               2000         1999        1999         1998
Expected income tax recovery at federal
statutory tax rate                         $(362,594)   $(117,156)   $(297,082)   $(545,306)

Decrease in tax recovery resulting from:

Losses not tax effected                      362,594      117,156      297,082      545,306
                                           ------------------------------------------------

Actual income tax expense recovery         $       -    $       -    $       -    $       -
                                           ------------------------------------------------

The tax effect of significant temporary differences are as follows:

                                                                     June 30    December 31,
                                                                       2000         1999
                                                                    -----------------------
Assets
              Income tax losses available for carryforward          $1,710,333   $1,347,738
              Book depreciation in excess of tax depreciation              860          897
                                                                    -----------------------
                                                                    $1,711,193   $1,348,635
Less valuation allowance                                             1,711,193    1,348,635
                                                                    -----------------------

                                                                    $        -   $        -
                                                                    -----------------------

     Note 8.  LEGAL PROCEEDINGS

     In February 1998, the Company acquired all the shares of 1280884 Ontario Inc. and its wholly owned subsidiary North York Leasing Inc. The Company issued 3,720,000 Common Shares to the vendors of these companies at a price of 25 cents per share representing a cost of $930,000 and was required to issue additional shares to these vendors if during any one consecutive 60 day trading period between April 1998 and February 1999, the average closing price of the Company's shares was less than 25 cents, so that the total consideration was the equivalent of $930,000. The Company has obtained a release from all the vendors of these companies, whereby these vendors have agreed to waive their rights to receive any additional shares in connection with the transaction. The Company has instituted legal action against the legal firm who represented all the parties in the above transaction and is claiming that damages be paid to the Company

          In March 2000, the Company was named as the defendant in a lawsuit brought by Luigi Brun in Canada. The complaint seeks specific performance and monetary damages arising out of a dispute relating to an alleged obligation to issue common shares. The Company believes this claim is without merit and intends to vigorously defend the lawsuit. It is not possible at this time to predict the outcome of the lawsuit, including whether the Company will be forced to issue common shares or to estimate the amount or range of potential loss, if any.

          In March 2000, the Company was named as the defendant in a lawsuit brought by Pines International, Inc. in Canada. The complaint seeks specific performance and monetary damages arising out of a dispute relating to an alleged obligation to issue common shares. The Company believes this claim is without merit and intends to vigorously defend the lawsuit. It is not possible at this time to predict the outcome of the lawsuit, including whether the Company will be forced to issue common shares or to estimate the amount or range of potential loss, if any.

          In April 2000, the Company was named as the defendant in a lawsuit brought by Barrett Evans in the United States District Court, Central District of California. The complaint seeks specific performance, monetary damages and injunctive relief arising out of a dispute relating to the terms of a convertible promissory note. The Company believes this claim is without merit and intends to vigorously defend the lawsuit. It is not possible at this time to predict the outcome of the lawsuit, including whether the Company will be forced to issue common shares or to estimate the amount or range of potential loss, if any.

          In July 2000, the Company's subsidiary was named as one of the defendants in a lawsuit brought by Murray Ruben, in the Province of Ontario, Canada. The complaint seeks specific performance, monetary damages and injunctive relief arising out of a dispute relating to an alleged financing agreement. The Company believes this claim is without merit and intends to vigorously defend the lawsuit. It is not possible at this time to predict the outcome of the lawsuit, including whether the Company will be forced to issue common shares or to estimate the amount or range of potential loss, if any.

NOTE 9.  ADJUSTMENTS

During the period the company made retroactive adjustments for the following:

a) Options granted to consultants in prior periods not previously recorded. The value of the options granted at that time had been determined using the Black Scholes model with the following assumptions:

              Risk free interest rate                          5%
              Expected life in years                 3 to 5 years
              Expected dividend yield                          0%
              Volatility                             170% to 180%

b) Convertible debt issued in prior periods has been adjusted to comply with Topic D-60, APB 14 and EITF 98-5. As a result, for convertible debt where the exercise price is less than the market price at the date of issuance, a portion of the proceeds from the sale has been allocated to the intrinsic value of the beneficial conversion feature and recognized as additional paid-in capital. The related discount has been amortized over the period from the date of issuance to the security's first convertibility date. For convertible debt where the exercise price is more than the market price at the date of issuance, no portion of the proceeds is attributable to the conversion feature. For convertible debt issued with detachable stock purchase warrants, the portion of the proceeds allocable to the warrants is included as paid-in capital.

As a result of these adjustments, the following have been increased:

                                               For the six
                                               months ended     For the year ended
                                                  June 30           December 31
                                                    2000         1999           1998
                                                    ----         ----           ----
Interest expense                               $   202,408    $   402,451    $   124,520
Loss for the period                            $   202,408    $   402,451    $   124,520

                                                 June 30      December 31
                                                   2000           1999
Prepaid expenses                               $   128,239    $   228,647
                                               --------------------------
Total assets                                   $   128,239    $   228,647
                                               ==========================

Common share purchase options                  $   195,908    $   195,908
Additional paid in capital                         934,399        832,399
Deficit                                         (1,002,068)      (799,660)
                                               -----------    -----------
Total shareholders' equity (deficiency)        $   128,239    $   228,647
                                               ===========    ===========


     Note 10. SUBSEQUENT EVENTS

     In July 2000, the Company negotiated and closed a secured loan for $1,000,000. The loan is payable on January 31, 2001 and interest is payable at a rate of 10% per annum. The loan is secured over the assets of the company, but is postponed in favor of the existing prior charges as described in note 4 (a).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 2.02-1 of the Delaware Business Corporation Act permits (and the Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of the Registrant and officers and directors of another corporation, partnership, joint venture, trust, or other enterprise who serve at the request of the Registrant, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of the Registrant or at the request of the Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

The circumstances under which indemnification is granted in an action brought on behalf of the Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by the Registrant. Such procedures are set forth in a series of Indemnification Agreements between the Registrant and each officer and director, as contained in Exhibit 10.11 of this Registration Statement.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than selling discounts and commissions are set forth in the following table:

S.E.C. registration fees........................................ $31,680
* N.A.S.D. filing fees
* Standard & Poors standard Manual fees.
* State securities laws (Blue Sky) legal fees and expenses
* Printing and engraving expenses.
* Legal fees and expenses.
* Accounting fees and expenses
* Transfer agent's and registrar's fees and expenses
* Representative expense allowance
* Miscellaneous.

  Total........................................................ $100,000
                                                                ========


* To be filed by amendment. Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The Company has undertaken the following unregistered sales of its Common Stock. All of the following sales were exempt from registration pursuant to Sections 3(b) or 4(2) of the 1933 Act including SEC Regulation D promulgated thereunder. None of the following unregistered sales involved underwriters, and there were no underwriting discounts or commissions.

In making the sales the Company relied on Sections 3 and 4(2) of the Securities Act of 1933 for exemption from the registration requirements of such Act. Each investor was furnished with information concerning the formation and operations of the Registrant, and each had the opportunity to verify the information supplied. Additionally, the Registrant obtained a representation from each of the foregoing persons in connection with the purchase of the Common Stock of his or her intent to acquire such Common Stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof, and as to the investors' sophistication to analyze the risks and merits of the investment; each of the certificates representing the Common Stock of the Registrant has been stamped with a legend restricting transfer of the securities represented thereby and the Registrant has issued stop transfer instructions to the Transfer Agent for the Common Stock of the Company, concerning all certificates representing the Common Stock issued in the above-described transactions.


Date, Title of Securities      Person or Class of Persons to       Number of Shares         Cash Price or
Sold                           Whom Sold                                                    Consideration
----                           ---------                                                    -------------
January 12, 1996;              Paradigm Advanced                      6,000,000             Assets and Liabilities
Common Stock                   Technologies Joint Venture                                   valued at $56,145
------------                   -------------------------                                    -----------------

February 1996;                 Private Placement Investors            3,000,000                 $  300,000
Common Stock
------------

February through May 1996;     Private Placement Investors            2,800,000                 $  700,000
Common Stock
------------

June through November 1996;    Private Placement Investors            2,158,351                 $  647,500
Common Stock
------------

November 1996;                 PTI Financial Corp.                      165,418                 $   49,625
Common Stock
------------

January 1997;                  Directors and Officers                 7,583,334                 Services rendered
Stock Options
-------------

March 1997;                    Private Investors                      3,607,111                 $1,082,133
Warrants
--------

March 1997;                    PTI Financial Corp.                      136,676                 Conversion of loan
Common Stock                                                                                    valued at $395,000
------------                                                                                    ------------------

May 1997;                      Consultants                              140,000                 $7,000 (option exercise)
Common Stock
------------

September 1997;                Private Placement Investors              210,000                 $52,500
Common Stock
------------

October 1997;                  Consultants                               50,000                 Exercise of options
Common Stock                                                                                    valued at $2,500
------------                                                                                    -------------------

October through December       Consultants                              560,000                 Services rendered
1997;
Stock Options
-------------

December 1997;                 Private Placement Investors              300,000                 $7,910
Common Stock
------------

January, February 1998;        Consultants                              857,217                 $38,573 (option exercise)
Common Stock
------------

February 1998;                 Vendors of North York Leasing          3,720,000                 $930,000
Common Stock
------------

March 1998;                    Consultants                            2,350,000                 Services rendered
Stock Options
-------------

April 1998;                    Private Placement Investors              500,000                 $50,000
Common Stock
------------

April 1998;                    Consultant                               500,000                 $50,000
Common stock
------------

May 1998;                      Private Placement Investors            2,500,000                 $125,000
Common Stock
------------

May, June 1998;                Consultants                            1,535,000  $51,697 (option exercise)
Common Stock
------------

July 1998;                     Private Placement Investors            3,000,000                 $150,000
Common Stock
------------

July 1998;                     Eastern Investments, LLC               1,100,000                 $55,000
Common Stock
------------

October 1999;                  Private Investor                         200,000                 Conversion of loan
Common Stock                                                                                    valued at $10,000
------------

February 2000;                 Eastern Investments, LLC                 100,000                 $29,000
Common Stock
------------


February, March 2000;          Private Placement Investors            5,665,000                 $440,000
Common Stock
------------

February, March 2000;          Consultants                             140,695                  Services rendered
--------------------

September, 2000                Eastern Investments LLC                8,200,000                 Patent Acquisition
--------------


Stock Options
-------------

February, March 2000;       Private Investors         7,765,839  Exercise of warrants and
Common Stock                                                     options valued at
                                                                 $1,200,159
                                                                 ----------

February, March 2000;       Private Investors         3,005,875  Conversion of loans
Common Stock                                                     valued at $142,260
------------                                                     ------------------

March 2000;                 David Kerzner             1,000,000  Conversion of loan
Common Stock                                                     valued at $50,000
------------                                                     -----------------

March 2000;                 Jacob Kerzner             1,000,000  Conversion of loan
Common Stock                                                     valued at $50,000
------------                                                     -----------------

March 2000;                 Eastern Investments, LLC    336,290  Additional shares issued
Common Stock                                                     under patent agency
                                                                 agreement
                                                                 ---------

March 2000;                 Vendors of PowerLOC       3,650,000  $8,600,000
Common Stock                Technologies Inc.
------------                -----------------

April, May 2000;            Consultants                  84,000  Services rendered
Common Stock
------------

April through June 2000;    Private Investors         1,274,000  $131,000
Common Stock
------------

April through June 2000;    Private Investors           175,000  Conversion of loans
Common Stock                                                     valued at $6,000
------------                                                     ----------------

July, 2000                  Consultants                  45,455  Services rendered
==========                  ===========                  ======  =================

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

  EXHIBIT NO.                       DESCRIPTION
  -----------                       -----------

1.1x  Securities Purchase Agreement for $2,000,000 of 8% Convertible Debentures

1.2x  Content Letter Agreement for 6,000,000 shares.

1.3x  Form of Letter Agreement regarding restrictions on sale

2.1(1) Agreement dated as of February 18, 2000 between Paradigm Advanced
      Technologies, Inc., Watson & Associates International Corp., Eduardo Guendelman and Harry Zarek in Trust relating to the purchase of PowerLOC Technologies Inc.

3.1(1) Certificate of Incorporation of the Company.

3.2(1) By-Laws of the Company.

3.3(1) Certificate of Amendment to Certificate of Incorporation.

 4.1(1) Form of Subscription Agreement relating to January, February and March
        2000 private placements.

 4.2(1) Form of Warrant relating to January, February and March 2000 private placements.

 4.3(1) Form of Debenture relating to 1999 private placements.

 4.4(4) Specimen certificate for shares of Common Stock of the Company

 4.5(1) Convertible Secured Promissory Note

 4.6(4) Stock Option Plan

 5.1x   Opinion of Counsel as to Issuance of Securities

 10.1(1) Consulting Agreement with David Kerzner, dated February 1, 1996.

 10.2(1) Paradigm Advanced Technologies, Inc. Stock Option Plan.

 10.3(1) Agency Agreement dated as of June 10, 1998 by and between Eastern
          Investments, LLC and Paradigm Advanced Technologies, Inc. including Amendments dated as of October 10, 1998, November 6, 1998, January 15, 1999, December 9, 1999 and February 9, 2000.

 10.4(1) License Agreement dated as of June 10, 1998 by and between Eastern
          Investments, LLC and Paradigm Advanced Technologies, Inc. including Amendments dated as of October 10, 1998, November 6, 1998, January 15, 1999 and February 2, 2000.

 10.5(1) Consulting Agreement with Jacob International, Inc. dated as of March
          7, 2000.

  10.6x  Employment Agreement with Eduardo Guendelman

 11.1x   Statement regarding computation of earnings per share

 15.1x   Letter on unaudited interim financial information

 23.1x   Consent of Counsel, included in Exhibit 5.1

*23.2    Consent of Bromberg & Associate

*23.3    Consent of David Ghermezian regarding appointment as director.

* 24.1 Power of Attorney, set forth on signature page

* Filed herewith

x to be filed by amendment

(1) Previously filed with the SEC as an Exhibit to, and incorporated herein by reference from, the Company's Form 10KSB for the year ended December 31, 1999.
(2) Previously filed with the SEC as an Exhibit to, and incorporated herein by reference from, the Company's Form 10QSB for the quarter ended March 31, 2000.
(3) Previously filed with the SEC as an Exhibit to, and incorporated herein by reference from, the Company's Current Report on Form 8-K, filed with the SEC on April 14, 2000.
(4) Previously filed with the SEC as Exhibits to, and incorporated herein by reference from, the Company's Registration Statement on Form 10-SB, as amended, filed with the SEC on August 1, 1996.

(B) FINANCIAL STATEMENT SCHEDULES

None.

Schedules not listed above have been omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto.

ITEM 28. UNDERTAKINGS

(a) Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(ii) (ii) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (iii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
(iii) To include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Rule 430A.

The Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and
(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(d) Certificates. The Registrant will provide to the Selling Agents certificates in such denominations and registered in such names as required by the Selling Agents to permit prompt delivery to each purchaser.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on September 11, 2000.

                              Paradigm  Advanced Technologies, Inc.

                                     By: /s/ Eduardo Guendelman
                                     --------------------------

                                        President

                           POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Paradigm advanced Technologies, Inc., a Delaware corporation, which is filing a Registration Statement on Form SB-2 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint Eduardo Guendelman, David Kerzner and Selwyn Wener and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      SIGNATURE                     TITLE                             DATE
/s/    David Kerzner           Chairman and Director         September 11 ____, 2000
----------------------                                       -----------------------

/s/ Eduardo Guendelman         President and                 September 11 ____, 2000
----------------------         Director (Principal           -----------------------
                               Executive Officer)

/s/ Selwyn Wener               Chief Financial               September 11 ____, 2000
----------------------         Officer (Principal            -----------------------
                               Financial and
                               Accounting Officer)

* /s/ David Ghermezian         Director                      September 11 ____, 2000
----------------------                                       -----------------------

* By /s/ Selwyn Wener          Attorney-in-Fact              September 11 ____, 2000
  --------------------         ---------------------         -----------------------

REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


   SIGNATURE                TITLE                     DATE

/s/ David Kerzner           Chairman and Director    September 11, 2000
----------------------                               ------------------

/s/ Eduardo Guendelman      President and            September 11, 2000
----------------------      Director (Principal      ------------------
                            Executive Officer)

/s/ Selwyn Wener            Chief Financial          September 11, 2000
----------------------      Officer (Principal       ------------------
                            Financial and
                            Accounting Officer)


* /s/ David Ghermezian      Director                 September 11, 2000
----------------------                               ------------------

* By /s/ Selwyn Wener       Attorney-in-Fact         September 11, 2000
----------------------      ----------------         ------------------